Exhibit 10.1

$500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 21, 2005

Among

NATIONAL OILWELL VARCO, INC.
as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as US Administrative Agent, Lead Arranger and Sole Book Runner

DNB NOR BANK ASA,
as Norwegian Administrative Agent,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

DnB NOR Bank ASA and The Bank of Nova Scotia
as Co- Documentation Agents,

Comerica Bank and JPMorgan Chase Bank, N.A.
as Co-Syndication Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C-1	-	Form of Notice of Borrowing (Primary Facility)
Exhibit C-2	-	Form of Notice of Borrowing (Norwegian Facility)
Exhibit D-1	-	Form of Notice of Conversion or Continuation (Primary Facility)
Exhibit D-2	-	Form of Notice of Conversion or Continuation (Norwegian Facility)
Exhibit E	-	Form of Primary Note
Exhibit F	-	Form of Norwegian Note
Exhibit G	-	Form of Swingline Note

SCHEDULES:

Schedule 1.1(a)	-	Revolving Commitments
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 4.20	-	Outstanding Indebtedness
Schedule 9.2	-	Notice Information for Lenders

-iv-

AMENDED AND RESTATED CREDIT AGREEMENT

     This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 21, 2005, among NATIONAL OILWELL VARCO, INC., a Delaware corporation and the successor by merger to National-Oilwell, Inc. and Varco International, Inc. (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as US Administrative Agent (as defined below), Lead Arranger and Sole Book Runner, DNB NOR BANK ASA, as Norwegian Administrative Agent (as defined below), each Lender (as defined below), and DnB NOR Bank ASA and The Bank of Nova Scotia as co-documentation agents (“Co-Documentation Agents”), and Comerica Bank and JPMorgan Chase Bank, N.A. as co-syndication agents (“Co-Syndication Agent”).

RECITALS

     WHEREAS, the Borrower, Wells Fargo Bank, National Association as administrative agent, and certain lenders party thereto, have previously executed and delivered that certain Credit Agreement dated as of June 30, 2004, as amended by that certain Amendment No. 1, Consent and Agreement dated as of January 14, 2005 (as so amended, the “Restated Agreement”); and

     WHEREAS, the Borrower, the US Administrative Agent, the Lenders party to the Restated Agreement together with the other Lenders, wish to amend and restate the Restated Agreement in its entirety as set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the US Administrative Agent, the Norwegian Administrative Agent, and the Lenders, (i) do hereby agree that the Restated Agreement is amended and restated in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, consolidation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.

     “Additional Lender” has the meaning set forth in Section 2.15.

     “Adjusted Primary Prime Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Primary Prime Rate in effect on such day and (b) the sum of the Federal Funds Rate in effect on such day plus 1/2% per annum.

     “Administrative Agents” means US Administrative Agent and Norwegian Administrative Agent, collectively.

     “Advance” means a Norwegian Advance, Primary Advance, a Canadian Swingline Advance, or a US Swingline Advance.

     “Affiliate” means, as to any Person, (a) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or (b) any other Person owning beneficially or controlling thirty percent (30%) or more of the equity interests in such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests, by contract or otherwise.

     “Agent’s Fee Letters” means (a) the letter agreement dated as of May 5, 2005 between the Borrower and the US Administrative Agent and (b) the letter agreement dated as of the Closing Date between the Borrower and the Norwegian Administrative Agent, as each may be modified or amended from time to time.

     “Agreed Currency” means (a) Dollars, (b) Euro, (c) Pounds Sterling, (d) Canadian Dollars, (e) Norwegian Krone, and (f) any other Eligible Currency which the Borrower requests the applicable Administrative Agent to include as an Agreed Currency hereunder and, in connection with Letters of Credit, which is acceptable to the applicable Issuing Lender and in connection with the Primary Facility, which is acceptable to each of the Primary Lenders and in connection with the Norwegian Facility, which is acceptable to each of the Norwegian Lenders. If, after the designation of any currency as an Agreed Currency (including any Foreign Currency designated in clause (b) – (f) above) pursuant to the terms hereof, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency, in the reasonable determination of the applicable Administrative Agent, no longer qualifies as an “Eligible Currency” or (z) in the reasonable determination of the applicable Administrative Agent, a Dollar Amount of such currency is not readily calculable, the applicable Administrative Agent shall promptly notify the applicable class of Lenders and the Borrower, and such currency shall no longer be an Agreed Currency for purposes of such applicable Facility until such time as the applicable Administrative Agent, the applicable Issuing Lender, or the applicable class of Lenders, as required herein, agree to reinstate such currency as an Agreed Currency.

     “Agreement” means this Amended and Restated Credit Agreement dated as of June 21, 2005 among the Borrower, the US Administrative Agent, the Norwegian Administrative Agent and the Lenders, as it may be amended hereafter in accordance with its terms.

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Primary Prime Rate Advance, such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance, and such Lender’s lending office as designated to the Norwegian Administrative Agent in the case of a Norwegian Prime Rate Advance.

     “Applicable Margin” means, at any time with respect to any Revolving Advance, Utilization Fees, facility fees or letter of credit fees hereunder (except as otherwise provided below), the following percentages based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

			Eurocurrency
			Rate	Prime Rate	Facility
Tier	Index Debt Rating		Advances	Advances	Fees	Utilization Fees
	S&P	Moody’s
1	A or higher	A2 or higher	0.170%	0.000%	0.080%	0.050%
2	A-	A3	0.235%	0.000%	0.090%	0.075%
3	BBB+	Baa1	0.300%	0.000%	0.100%	0.100%
4	BBB	Baa2	0.375%	0.000%	0.125%	0.125%
5	BBB-	Baa3	0.600%	0.000%	0.150%	0.125%
6	Lower than BBB-	Lower than Baa3	0.800%	0.000%	0.200%	0.125%

     For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then such rating agency shall be deemed to have established a rating in Tier 6; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Tiers, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Tiers lower than the other, in which case the Applicable Margin shall be determined by reference to the Tier next above that of the lower of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced or published by the applicable rating agency or, in the absence of such announcement or publication, on the effective date of such rating. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. From the Closing Date until the first such ratings change, if any, the Applicable Margin shall be determined by reference to Tier 3.

     “Applicable Pro Rata Share” means (a) with respect to the Primary Facility, the Swingline Subfacilities and any Primary Lender, (i) the ratio (expressed as a percentage) of such Primary Lender’s Primary Commitment at such time to the aggregate Primary Commitments of the Primary Lenders at such time or (ii) if the Primary Commitments have been terminated, the ratio (expressed as a percentage) of the sum of such Primary Lender’s aggregate outstanding Primary Advances and participation interest in the Primary Letter of Credit Exposure and the Swingline Advances at such time to the aggregate outstanding Primary Advances, Swingline Advances, and Primary Letter of Credit Exposure of all the Primary Lenders at such time; (b) with respect to the Norwegian Facility and any Norwegian Lender, (i) the ratio (expressed as a percentage) of such Norwegian Lender’s Norwegian Commitment at such time to the aggregate Norwegian Commitments of the Norwegian Lenders at such time or (ii) if the Norwegian Commitments have been terminated, the ratio (expressed as a percentage) of such Norwegian Lender’s aggregate outstanding Norwegian Advances and participation interest in the Norwegian Letter of Credit Exposure at such time to the aggregate outstanding Norwegian Advances and Norwegian Letter of Credit Exposure of all the Norwegian Lenders at such time; and (c) with respect to the Facilities as a whole and to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Revolving Commitments at such time to the aggregate Revolving Commitments of the Lenders at such time or (ii) if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances and participation interest in the Letter of Credit Exposure and Swingline Advances at such time to the aggregate outstanding Revolving Advances and Swingline Advances and Letter of Credit Exposure of all the Lenders at such time.

     “Arranger” means Wells Fargo, and its successors, in its capacity as arranger.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the applicable Administrative Agent, in substantially the form of the attached Exhibit A.

     “Authorized Agent” means (i) each officer of National Oilwell Norway Holdings, A.S., a Norwegian corporation or any other wholly-owned Subsidiary of the Borrower, who has been duly authorized and appointed by a Responsible Officer of Borrower to act on behalf of the Borrower in requesting Norwegian Advances and Letters of Credit under the Norwegian Facility, and (ii) each officer of National Oilwell Canada Ltd. and Dreco Energy Services, Ltd. or any other wholly-owned Subsidiary of the Borrower who has been duly authorized to act on behalf of the Borrower in requesting Primary Advances and Letters of Credit denominated in Canadian Dollars and Canadian Swingline Advances under the Primary Facility, including, the designation of the currency, amount, Conversions, continuations and prepayments of, and Interest Periods with respect to, Advances and the determination of the amounts, terms and beneficiaries of Letters of Credit requested under the applicable Facility.

     “Borrower” has the meaning set forth in the preamble to this Agreement.

     “Borrowing” means a Revolving Borrowing or the making of a Swingline Advance by a Swingline Lender.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the state where the US Administrative Agent’s Applicable Lending Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

     “Canadian Dollars” means the lawful money of Canada.

     “Canadian Swingline Advance” has the meaning set forth in Section 2.1(c).

     “Canadian Swingline Lender” means The Bank of Nova Scotia as the swing line lender for the Canadian Swingline Advances, or any successor swing line lender for Canadian Swingline Advances hereunder.

     “Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     “Cash Collateral Accounts” means the special cash collateral accounts containing cash deposited pursuant to Sections 2.4(b), 2.13(h), 2.17, 7.2(b), 7.2(c), 7.3(b) or 7.3(c) to be maintained at the Administrative Agents’ offices in accordance with Section 7.3.

     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all outstanding securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency.

     “Closing Date” means June 21, 2005.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

     “Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit B.

     “Computation Date” means (a) the last Business Day of each calendar quarter, (b) the date of any proposed Borrowing, (c) the date of any proposed issuance, increase or extension of a Letter of Credit, (d) the date of any reduction or reallocation of Commitments pursuant to Section 2.4(b) or increase of Commitments pursuant to Section 2.15, and (e) after an Event of Default has occurred and is continuing, any other Business Day at the US Administrative Agent’s discretion or upon instruction by the Majority Lenders.

     “Consolidated” refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.

     “Consolidated EBITDA” means, with reference to any period of time, the EBITDA of the Borrower and its Subsidiaries calculated on a Consolidated basis for such period, determined in accordance with GAAP; provided that, for purposes of calculating the Interest Charge Coverage Ratio, with respect to any period prior to the effective date of the Merger, “Consolidated EBITDA” shall mean the combined, consolidated EBITDA of (a) Varco and its Subsidiaries, and (b) National-Oilwell and its Subsidiaries, determined on a pro forma basis assuming that the Merger had occurred on the first day of such period.

     “Consolidated Indebtedness” means at any time that portion of Indebtedness which is reflected as debt for borrowed money on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

     “Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period; provided that, for purposes of calculating the Interest Charge Coverage Ratio, with respect to any period prior to the effective date of the Merger, “Consolidated Interest Expense” shall mean the combined, consolidated Interest Expense of (a) Varco and its Subsidiaries, and (b) National-Oilwell and its Subsidiaries, determined on a pro forma basis assuming that the Merger had occurred on the first day of such period.

     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, determined in accordance with GAAP.

     “Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(b).

     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Agent’s Fee Letters, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement, including each Notice of Borrowing.

     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “Designated Currency” means, (a) for a Revolving Borrowing, the Agreed Currency which is designated for such Revolving Borrowing, (b) for Swingline Advances, either Dollars or Canadian Dollars as designated for such Advances, and (c) for any Letter of Credit, the Agreed Currency in which such Letter of Credit is issued.

     “Dollars” and “$” means lawful money of the United States of America.

     “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of any amount of such currency if such currency is any Foreign Currency, calculated using the Exchange Rate.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 9.2 or such other office of such Lender as such Lender may from time to time specify to the Borrower and the US Administrative Agent.

     “EBITDA” means, for any Person, the net income (or loss) of such Person determined in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person, (i) Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary, unusual or non-recurring losses incurred other than in the ordinary course of business, minus, to the extent included in net income, extraordinary, unusual or non-recurring gains realized other than in the ordinary course of business. Notwithstanding the foregoing, “EBITDA” shall be determined excluding recognized but unrealized gains and/or losses attributable to commodity, foreign currency or interest rate derivative instruments determined under the provisions of Financial Accounting Standards Board Statements (“FASB”) 133, as the same may be further amended, modified or clarified by the FASB.

     “Effective Date” means the date all of the conditions precedent set forth in Section 3.1 have been satisfied.

     “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $500,000,000 and approved by the applicable Administrative Agent, the applicable Issuing Lenders, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $500,000,000 and approved by the applicable Administrative Agent, the applicable Issuing Lenders, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (c) a Lender and (d) an Affiliate of the respective assigning Lender, without approval of any Person but otherwise meeting the eligibility requirements of (a) or (b) above.

     “Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by any applicable Lender or Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.

     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation, including claims or proceedings under any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health or safety in relation to the environment.

     “Environmental Laws” means any and all Legal Requirements arising from, relating to, or in connection with the environment, health or safety, relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or wastes or the clean-up or other remediation thereof.

     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Euro” and “EUR” means the Euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule 9.2 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the applicable Administrative Agent.

     “Eurocurrency Base Rate” means, (a) the applicable London interbank offered rate for deposits in the Designated Currency for such Borrowing appearing on the applicable Telerate British Bankers Association Interest Settlement Rate page for such Designated Currency as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, (b) if the rate as determined under clause (a) is not available at such time for any reason, the London interbank offered rate for deposits in such Designated Currency appearing on Reuters Screen FRBD as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period), and (c) if the rate as determined under clause (a) or clause (b) is not available at such time for any reason, then the rate determined by the applicable Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or converted by such applicable Administrative Agent and with a term equivalent to such Interest Period would be offered by such applicable Administrative Agent’s London Branch (or other branch or Affiliate of such Administrative Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     “Eurocurrency Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the interest rate per annum equal to (a) Eurocurrency Base Rate divided by (b) one minus the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). It is agreed that for purposes of this definition, Eurocurrency Rate Advances made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D. The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the reserve percentage described in clause (b) above.

     “Eurocurrency Rate Advance” means an Advance which bears interest as provided in Section 2.6(c).

     “Events of Default” has the meaning set forth in Section 7.1.

     “Exchange Rate” means, on any Business Day, with respect to any calculation of the Dollar Amount with respect to any Foreign Currency on such date, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. Houston, Texas time on such date. In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the US Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the US Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 A.M. local time at such date for the purchase of such Foreign Currency with Dollars or the purchase of Dollars with such Foreign Currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the US Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Foreign Currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error (without prejudice to the determination of the reasonableness of such method).

     “Existing Credit Agreements” means (a) that certain Credit Agreement dated as of July 30, 2002 among National-Oilwell, L.P., National-Oilwell Canada Ltd, Dreco Energy Services Ltd., National Oilwell Norway Holdings, A.S., Wells Fargo Bank, National Association, The Bank of Nova Scotia, DnB NOR Bank ASA, each as an administrative agent, and the lenders party thereto, as amended, and (b) that certain Line of Credit Agreement dated as of June 30, 2004 between the Borrower and Wells Fargo, as amended.

     “Existing Letters of Credit” means those letters of credit issued by Wells Fargo prior to the Effective Date, for the account of the Borrower or any Subsidiary of the Borrower, and set forth on Schedule 1.1(b), which letters of credit were issued under any of the Existing Credit Agreements, the Restated Agreement or that certain letter agreement dated as of September 27, 2002 between Wells Fargo and National-Oilwell, L.P., as may have been amended.

     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

     “Facility” means the Primary Facility or the Norwegian Facility.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

     “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Hedging Transaction.

     “Financial Statements” means the financial statements described in Section 4.6.

     “Foreign Currency” means any currency other than Dollars.

     “Foreign Currency Amount” means with respect to an amount denominated in Dollars, the equivalent in a Foreign Currency of such amount determined at the Exchange Rate for the purchase of such Foreign Currency with Dollars, as determined by the US Administrative Agent on the Computation Date applicable to such amount.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

     “Governmental Authority” means any foreign governmental authority (including any supra-national bodies such as the European Union or the European Central Bank), the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Borrower, or the Borrower’s Subsidiaries or any of their respective Properties.

     “Granting Lender” means any Lender which grants to any one SPC the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement.

     “Hazardous Substance” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include substances regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

     “Hedging Transactions” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     “Hedging Obligations” of a Person means, without duplication, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions.

     “Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and any other amounts that are being contested and for which adequate reserves have been established), (c) obligations of others which such Person has directly or indirectly, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (but, if not otherwise assumed, limited to the extent of such Property’s fair market value), guaranteed or otherwise provided credit support therefore, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) reimbursement obligations of such Person in respect of letters of credit, surety bonds, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (g) Capitalized Lease Obligations, (h) Net Mark-to-Market Exposure under Hedging Transactions and other Financial Contracts, (i) Hedging Obligations, and (j) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a short term debt or long term debt on the consolidated balance sheet of such Person.

     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

     “Interest Charge Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four-fiscal quarter period then ended to (b) Consolidated Interest Expense for the four-fiscal quarter period then ended.

     “Interest Expense” means for any period, interest expense, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period, determined in accordance with GAAP, without duplication.

     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Primary Prime Rate Advance into a Eurocurrency Rate Advance and the Conversion of any Norwegian Prime Rate Advance into a Eurocurrency Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select upon notice received by the applicable Administrative Agent not later than 12:00 p.m. (Houston, Texas time or Oslo, Norway time, as applicable) on the day required under Section 2.2 in connection with a Revolving Borrowing of such Type of Advance; provided, however, that:

          (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

          (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

          (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

          (d) no Interest Period shall end after the Maturity Date.

     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person.

     “Issuing Lenders” means Primary Issuing Lenders and the Norwegian Issuing Lender.

     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, injunction, rule, regulation or other restriction (or official interpretation of any of the foregoing) of, and the terms of any license, permit, concession, grant or franchise issued by, any Governmental Authority.

     “Lenders” means each of the lenders party to this Agreement, including each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.

     “Letter of Credit” means a Primary Letter of Credit or a Norwegian Letter of Credit.

     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

     “Letter of Credit Exposure” means, collectively, the Primary Letter of Credit Exposure and the Norwegian Letter of Credit Exposure.

     “Letter of Credit Obligations” means, collectively, the Primary Letter of Credit Obligations and the Norwegian Letter of Credit Obligations.

     “Leverage Ratio” means, as of any date of calculation, the ratio of the Borrower’s Total Funded Consolidated Indebtedness outstanding on such date to its Total Consolidated Capitalization outstanding on such date.

     “Lien” means any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement, priority or other security agreement of any kind or nature whatsoever to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

     “Liquid Investments” means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or any agency or instrumentality thereof having maturity not more than twelve months from the date of acquisition;

          (b) (i) negotiable or nonnegotiable interest bearing certificates of deposit, time deposits, or other similar banking arrangements maturing within one year from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender, (B) any other bank, financial institution or trust company whose short-term senior unsecured debt rating is at least A-2 from S&P or P-2 from Moody’s, (C) any US, Canadian, or Norwegian domestic bank having capital and surplus of at least $100,000,000, or (D) any other financial institution acceptable to the US Administrative Agent, and (ii) commercial paper issued by (A) any Lender or (B) any other Person if at the time of purchase such commercial paper is rated not less than A-2 by S&P or P-2 by Moody’s, with maturities of not more than twelve months from the date of acquisition;

          (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person whose short-term senior unsecured debt rating is at least A-2 from S&P or P-2 from Moody’s;

          (d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing at least twelve months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

          (e) money market funds which invest primarily in securities of the types described in clauses (a), (b), (c) and (d) above and which do not constitute “margin stock” within the meaning of Regulation U of the Federal Reserve Board; and

          (f) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Majority Lenders may approve in writing, which approval will not be unreasonably withheld.

     “Majority Lenders” means, as of the date of determination (a) with respect to the Facilities as a whole and for purposes of declaring the Obligations due and payable pursuant to Section 7.2, and for all purposes after the Obligations become due and payable pursuant to Section 7.1 or 7.2 or all of the Revolving Commitments shall have expired or terminated, two or more Lenders holding more than 50% of the sum of the unutilized aggregate Revolving Commitments plus the Norwegian Outstandings plus the Primary Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and in the Swingline Advances being deemed “held” by such Lender for purposes of this definition), (b) with respect to the Primary Facility (and the Swingline Subfacilities as subfacilities thereof), two or more Lenders holding more than 50% of the sum of the unutilized Primary Commitments plus the Primary Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in the Primary Letter of Credit Obligations and Swingline Advances being deemed “held” by such Lender for purposes of this definition), and (c) with respect to the Norwegian Facility, (i) if there is only one Norwegian Lender, such Lender, and (ii) if there are two or more Norwegian Lenders, then two or more Lenders holding more than 50% of the sum of the unutilized Norwegian Commitments plus the Norwegian Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in the Norwegian Letter of Credit Obligations being deemed “held” by such Lender for purposes of this definition). A reference to “Majority Lenders” without a corresponding reference to a designated Facility shall mean the Majority Lenders described in clause (a) above.

     “Mandatory Revolving Borrowing” means a Primary Borrowing comprised of Primary Prime Rate Advances or Eurocurrency Rate Advances made to repay a Swingline Advance which has not been repaid to the applicable Swingline Lender on or before the date when due.

     “Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party, or (c) the validity or enforceability of any of the Credit Documents or the rights or remedies of any Administrative Agent or the Lenders thereunder.

     “Material Subsidiary” means, as of a determination date, any Subsidiary of the Borrower whose (a) revenues for the immediately preceding fiscal quarter as determined in accordance with GAAP, (b) EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP, or (c) book value of total assets as established in accordance with GAAP, is equal to or greater than 10% of any of the Borrower’s (i) Consolidated revenues for the immediately preceding fiscal quarter as determined in accordance with GAAP, (ii) Consolidated EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP or (iii) Consolidated book value of total assets as established in accordance with GAAP, and in each case as reflected in the Form 10-Q covering such immediately preceding fiscal quarter (or in the case of the fiscal quarter ending December 31st, as reflected in the Form 10-K covering the fiscal year for such fiscal quarter).

     “Maturity Date” means June 21, 2010.

     “Maximum Rate” means the maximum nonusurious interest rate permitted to a particular Lender under applicable Legal Requirements.

     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     “Multiple Lender” means any Lender which has both a Primary Commitment and a Norwegian Commitment.

     “Merger” means the merger of Varco with and into National-Oilwell pursuant to the terms of the Agreement and Plan of Merger dated as of August 11, 2004 between such parties, as amended.

     “National Oilwell” means National-Oilwell, Inc., a predecessor in interest to Borrower.

     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all Unrealized Losses over all Unrealized Profits of such Person arising from Hedging Transactions. Notwithstanding the foregoing, “Net Mark-to-Market Exposure” shall be determined excluding recognized but unrealized gains and/or losses attributable to commodity, foreign currency or interest rate derivative instruments determined under the provisions of FASB 133, as the same may be further amended, modified or clarified by the FASB.

     “NOK Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is NOK or (ii) the equivalent in NOK of any amount of such currency if such currency is Dollars or any Foreign Currency (other than NOK), calculated using the Exchange Rate.

     “Norwegian Administrative Agent” means DNB Nor Bank ASA in its capacity as administrative agent for the Norwegian Lenders pursuant to Article VIII and any successor administrative agent in that capacity pursuant to Section 8.6.

     “Norwegian Advance” means an advance by a Norwegian Lender to the Borrower pursuant to Section 2.1(b).

     “Norwegian Borrowing” means a borrowing consisting of simultaneous Norwegian Advances of the same Type made by each Norwegian Lender pursuant to Section 2.1(b) or Converted by each Norwegian Lender to Norwegian Advances of a different Type pursuant to Section 2.2(b).

     “Norwegian Commitment” means, with respect to any Norwegian Lender, the amount set opposite such Norwegian Lender’s name on Schedule 1.1(a) as its Norwegian Commitment, or if such Norwegian Lender has entered into any Assignment and Acceptance, the amount set forth for such Norwegian Lender as its Norwegian Commitment in the Register maintained by the Norwegian Administrative Agent pursuant to Section 9.6(d), as such amount may be reduced or reallocated pursuant to Section 2.4 or increased pursuant to Section 2.15; provided that, the aggregate Norwegian Commitments shall not exceed $100,000,000.

     “Norwegian Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(b), and (d) the letter of credit subfacility described in Section 2.13(b).

     “Norwegian Issuing Lender” means DNB NOR Bank ASA.

     “Norwegian Krone” or “NOK” means lawful money of the Kingdom of Norway.

     “Norwegian Lender” means a Lender that has a Norwegian Commitment or holds any part of the Norwegian Outstandings.

     “Norwegian Letter of Credit” means, individually, any letter of credit issued by the Norwegian Issuing Lender under the Norwegian Facility which is subject to this Agreement.

     “Norwegian Letter of Credit Exposure” means, at any time, the Dollar Amount of the sum of (a) the aggregate undrawn maximum face amount of each Norwegian Letter of Credit issued at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations related to Norwegian Letters of Credit at such time.

     “Norwegian Letter of Credit Obligations” means the obligations of the Borrower under this Agreement in connection with the Norwegian Letters of Credit.

     “Norwegian Note” means a promissory note of a Borrower payable to the order of any Norwegian Lender, in substantially the form of the attached Exhibit F evidencing Indebtedness of such Borrower to such Lender resulting from Norwegian Advances owing to such Norwegian Lender.

     “Norwegian Outstandings” means, as of the date of determination, the sum of (a) the Dollar Amount of the aggregate outstanding principal amount of the Norwegian Advances plus (b) the Dollar Amount of the Norwegian Letter of Credit Exposure.

     “Norwegian Prime Rate Advance” means an Advance which bears interest as provided in Section 2.6(b). All Norwegian Prime Rate Advances shall be denominated in Norwegian Krone.

     “Norwegian Prime Rate” means, on any day, the prime rate of the Norwegian Administrative Agent in effect for that day at its offices in Oslo, Norway. The Norwegian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Norwegian Administrative Agent disclaims any statement, representation or warranty to the contrary. Norwegian Administrative

Agent may make commercial loans or other loans at rates of interest at, above or below the Norwegian Prime Rate. Each change in the Norwegian Prime Rate shall be effective on the day the change is announced by the Norwegian Administrative Agent.

     “Note” means a Primary Note, a Norwegian Note or a Swingline Note.

     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit C-1 or Exhibit C-2, as applicable, and signed by a Responsible Officer of the Borrower or by an Authorized Agent on behalf of the Borrower.

     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit D-1 or Exhibit D-2, as applicable, and signed by a Responsible Officer of the Borrower.

     “Obligations” means all Advances, Reimbursement Obligations, Hedging Obligations owing to any Lender or any Affiliate of a Lender, and any other fees, expenses, reimbursements, indemnities or other obligations payable by the Borrower to the Administrative Agents, the Lenders, the Issuing Lenders, the Swingline Lenders or any other indemnified party under the Credit Documents.

     “Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the applicable Administrative Agent, applicable Issuing Lender, or applicable Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in such Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the applicable Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Business” has the meaning set forth in Section 6.9.

     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     “Pounds Sterling” and/or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.

     “Primary Advance” means an advance by a Primary Lender to the Borrower pursuant to Section 2.1(a).

     “Primary Borrowing” means a borrowing consisting of simultaneous Primary Advances made by each Primary Lender pursuant to Section 2.1(a) or Converted by each Primary Lender to Primary Advances of a different Type pursuant to Section 2.2(b).

     “Primary Commitment” means, with respect to any Primary Lender, the amount set opposite such Primary Lender’s name on Schedule 1.1(a) as its Primary Commitment, or if such Primary Lender has entered into any Assignment and Acceptance, the amount set forth for such Primary Lender as its Primary Commitment in the Register maintained by the US Administrative Agent pursuant to Section 9.6(d), as such amount may be reduced or reallocated pursuant to Section 2.4 or increased pursuant to Section 2.15.

     “Primary Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swingline Subfacilities, and (c) the letter of credit subfacility described in Section 2.13(a).

     “Primary Issuing Lender” means (a) Wells Fargo in its capacity as an issuer of Letters of Credit hereunder, (b) any other Primary Lender designated in writing to the US Administrative Agent by the Borrower (and consented to by such Primary Lender) as an issuer of Primary Letters of Credit pursuant to Section 2.13(a); provided that the Borrower may not designate more than four Primary Lenders (including Wells Fargo) as issuers of Primary Letters of Credit; and (c) any Lender acting as a successor issuing lender pursuant to Section 8.6.

     “Primary Lender” means a Lender that has a Primary Commitment or holds any part of the Primary Outstandings.

     “Primary Letter of Credit” means, individually, any letter of credit issued by any Primary Issuing Lender under the Primary Facility which is subject to this Agreement, including the letters of credit described on Schedule 1.1(c).

     “Primary Letter of Credit Exposure” means, at any time, the Dollar Amount of the sum of (a) the aggregate undrawn maximum face amount of each Primary Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations related to Primary Letters of Credit at such time.

     “Primary Letter of Credit Obligations” means the obligations of the Borrower under this Agreement in connection with the Primary Letters of Credit.

     “Primary Note” means a promissory note of a Borrower payable to the order of any Primary Lender, in substantially the form of the attached Exhibit E evidencing Indebtedness of such Borrower to such Lender resulting from Primary Advances owing to such Primary Lender.

     “Primary Outstandings” means, as of the date of determination, the sum of (a) Dollar Amount of the aggregate outstanding principal amount of the Primary Advances and the Swing Line Advances plus (b) the Dollar Amount of the Primary Letter of Credit Exposure.

     “Primary Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office in San Francisco, California as its prime rate, whether or not the Borrower has notice thereof, with the understanding that the Prime Rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate shall be effective on the day the change is announced by Wells Fargo.

     “Primary Prime Rate Advance” means an Advance which bears interest as provided in Section 2.6(a). All Primary Prime Rate Advances shall be denominated in Dollars.

     “Property” of any Person means any and all property (whether real, personal, or mixed, tangible or intangible) or other assets owned, leased or operated by such Person.

     “Register” has the meaning set forth in paragraph (d) of Section 9.6.

     “Reimbursement Obligations” means all of the obligations of the Borrower set forth in Section 2.13(e).

     “Release” shall have the meaning set forth under any Environmental Law.

     “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA and the regulations issued under such section, with respect to a Plan.

     “Response” shall have the meaning set forth under any Environmental Law.

     “Responsible Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, any Treasurer, any Assistant Treasurer, any Secretary, any Assistant Secretary or Manager of any Person.

     “Restated Agreement” has the meaning set forth in the Recitals of this Agreement.

     “Restricted Payment” means (a) any direct or indirect payment (other than scheduled payments), prepayment, redemption, defeasance, retirement, purchase of, or other acquisition of or deposit of funds or Property for the payment (other than scheduled payments), prepayment, redemption, defeasance, retirement, or purchase of Senior Notes, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition or retirement of, any shares of any capital stock or other ownership interests of such Person, other than dividends payable in such Person’s stock or ownership interests.

     “Revolving Advance” means a Primary Advance or a Norwegian Advance made by a Lender to the Borrower pursuant to Section 2.1(a) or Section 2.1(b), respectively.

     “Revolving Borrowing” means a Primary Borrowing or a Norwegian Borrowing.

     “Revolving Commitments” means, collectively for a Lender, its Norwegian Commitment, if any, and its Primary Commitment, if any.

     “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

     “SEC” means the United States Securities and Exchange Commission.

     “Senior Notes” means any senior debt securities of the Borrower.

     “Senior Note Documents” means any indenture, note or other agreement evidencing or governing the Senior Notes, as such indenture, note or other agreement may be amended, supplemented or otherwise modified as permitted hereby.

     “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

     “Swingline Advance” means a US Swingline Advance or a Canadian Swingline Advance.

     “Swingline Due Date” means the 14th and the last day of each calendar month.

     “Swingline Rate” means, (a) as to a US Swingline Advance, the rate per annum agreed to from time time in writing between the Borrower and the US Swingline Lender for US Swingline Advances, and (b) as to a Canadian Swingline Advance, the rate per annum agreed to from time to time in writing between the Borrower and the Canadian Swingline Lender for Canadian Swingline Advances.

     “Swingline Note” means a promissory note of the Borrower payable to the order of the applicable Swingline Lender in substantially the form of the attached Exhibit G, evidencing the Indebtedness of the Borrower to such Swingline Lender from Swingline Advances owing to such Swingline Lender.

     “Swingline Subfacilities” means (a) the revolving credit facility as provided by the US Swingline Lender, and (b) the revolving credit facility as provided by the Canadian Swingline Lender, in either case, as provided under Section 2.1(c) as a subfacility of the Primary Facility.

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the applicable Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

     “Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     “Total Consolidated Capitalization” means the sum of Consolidated Indebtedness and Consolidated Net Worth.

     “Total Funded Consolidated Indebtedness” means at any time the aggregate Dollar Amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

     “Type” has the meaning set forth in Section 1.4.

     “Unrealized Losses” means, with respect to any Hedging Transaction, the fair market value of the cost to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

     “Unrealized Profits” means, with respect to any Hedging Transaction, the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

     “US Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent for the Primary Lenders pursuant to Article VIII and any successor administrative agent in that capacity pursuant to Section 8.6.

     “US Swingline Advance” has the meaning set forth in Section 2.1(c).

     “US Swingline Lender” means Wells Fargo as the swing line lender for the US Swingline Advances, or any successor swing line lender hereunder.

     “Varco” means Varco International, Inc., a predecessor in interest to Borrower.

     “Wells Fargo” means Wells Fargo Bank, National Association.

     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     Section 1.3 Accounting Terms; Changes in GAAP; Foreign Currency Limits.

          (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

          (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the Consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP.

          (c) If any changes in accounting principles after the Effective Date are required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the Borrower’s and its Consolidated Subsidiaries’ financial condition shall be the same after such change as if such change had not been made.

          (d) Wherever in this Agreement in connection with a Revolving Borrowing, Conversion, continuation or prepayment of a Norwegian Prime Rate Advance, Eurocurrency Rate Advance or the issuance, amendment or extension of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Dollars, but such Borrowing, Norwegian Prime Rate

Advance, Eurocurrency Rate Advance, or Letter of Credit is denominated in a Foreign Currency, such amount shall be the equivalent in a Foreign Currency of such amount determined at the Exchange Rate for the purchase of such Foreign Currency with Dollars, as determined by the US Administrative Agent on the Computation Date applicable to such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward).

     Section 1.4 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Eurocurrency Rate Advance, Primary Prime Rate Advance, Norwegian Prime Rate Advance, a Canadian Swingline Advance or a US Swingline Advance, each of which constitutes a Type.

     Section 1.5 Miscellaneous. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II

THE ADVANCES AND THE LETTERS OF CREDIT

     Section 2.1 The Advances.

          (a) Primary Advances. Each Primary Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Primary Advances to the Borrower from time to time on any Business Day prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to such Lender’s Primary Commitment less the sum of the Dollar Amount of (i) the aggregate principal amount of Primary Advances owing to such Lender at such time, (ii) such Lender’s Applicable Pro Rata Share of the aggregate of the Primary Letter of Credit Exposure at such time, and (iii) such Lender’s Applicable Pro Rata Share of the Swingline Advances; provided that, (A) before and after giving effect to such Borrowing, the aggregate Dollar Amount of all outstanding Primary Advances, Swingline Advances and Primary Letter of Credit Exposure at any time may not exceed the aggregate Primary Commitments at such time, and (B) such Primary Advances may be denominated and funded in any Agreed Currency. Within the limits of each Lender’s Primary Commitment, the Borrower may from time to time prepay pursuant to Section 2.7 and reborrow under this Section 2.1(a).

          (b) Norwegian Advances. Each Norwegian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Norwegian Advances to the Borrower from time to time on any Business Day prior to the Maturity Date in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Norwegian Commitment less the sum of the Dollar Amount of (i) the aggregate principal amount of Norwegian Advances owing to such Lender at such time, and (ii) such Lender’s Applicable Pro Rata Share of the aggregate of the Norwegian Letter of Credit Exposure at such time; provided that, (A) before and after giving effect to such Borrowing, the aggregate Dollar Amount of all outstanding Norwegian Advances and Norwegian Letter of Credit Exposure at any time may not exceed the aggregate Norwegian Commitments at such time, and (B) such Norwegian Advances may be denominated and funded in any Agreed Currency. Within the limits of each Lender’s Norwegian Commitment, the Borrower may from time to time prepay pursuant to Section 2.7 and reborrow under this Section 2.1(b).

          (c) Swingline Advances.

          (i) On the terms and conditions set forth in this Agreement, (A) the US Swingline Lender may, in its sole discretion from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“US Swingline Advances”) to the Borrower in an aggregate principal amount not to exceed $40,000,000 outstanding at any time and denominated in the Designated Currency; and (B) the Canadian Swingline Lender may, in its sole discretion from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“Canadian Swingline Advances”) to the Borrower in an aggregate principal amount not to exceed $15,000,000 outstanding at any time and denominated in the Designated Currency; provided that, with respect to both Swingline Subfacilities, before and after giving effect to any Borrowing, the aggregate Dollar Amount of all outstanding Primary Advances, Swingline Advances and the Primary Letter of Credit Exposure may not exceed the aggregate Primary Commitments at such time; and provided further that, with respect to both Swingline Subfacilities, no Swingline Advance shall be made if the statements set forth in Section 3.2 are not true on the date of the making of such Swingline Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance such statements are true. Subject to the other provisions hereof, the Borrower may from time-to-time borrow, prepay (in whole or in part) and reborrow Swingline Advances. Immediately upon the making of a Swingline Advance, each Primary Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swingline Lender a risk participation in such Swingline Advance in an amount equal to its Applicable Pro Rata Share of such Swingline Advance.

          (ii) Except as provided in the following clause (iv) below, each request for a US Swingline Advance shall be made pursuant to telephone notice to the US Swingline Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the US Administrative Agent. The US Swingline Lender will promptly (but in any event prior to 3:00 p.m. (Houston, Texas time) on the date of such proposed US Swingline Advance make such US Swingline Advance available to the Borrower at the Borrower’s account with the US Administrative Agent or such other accounts as may be designated by the Borrower.

          (iii) Except as provided in the following clause (iv) below, each request for a Canadian Swingline Advance shall be made pursuant to telephone notice to the Canadian Swingline Lender, together with a written notice to the US Administrative Agent, given no later than 12:00 p.m. (Calgary, Alberta time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the Canadian Swingline Lender and the US Administrative Agent. If, on the date such request is made, the Dollar Amount of the sum of the outstanding Primary Advances and the Primary Letter of Credit Exposure is equal to or less than 50% of the aggregate Primary Commitments, then subject to the terms and conditions hereof, the Canadian Swingline Lender will, not later than 2:00 p.m. (Calgary, Alberta time) on the borrowing date specified for such Canadian Swingline Advance, make the amount of such Canadian Swingline Advance available at the Borrower’s account with the US Administrative Agent or such other accounts as may be designated by the Borrower. However, if on the date such request is made, the Dollar Amount of the sum of the outstanding Primary Advances and the Primary Letter of Credit Exposure is greater than 50% of the aggregate Primary Commitments, then (A) promptly after receipt by the Canadian Swingline Lender of any request for a Canadian Swingline Advance, the Canadian Swingline Lender will confirm with the US Administrative Agent that the US Administrative Agent has also received such request and, if not, the Canadian Swingline Lender will notify the US Administrative Agent of the contents thereof, and (B) unless the Canadian Swingline Lender has received notice in writing from the US Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (Calgary, Alberta time) on the date of the proposed Canadian Swingline Advance directing the Canadian Swingline Lender not to make such Canadian Swingline Advance as a result of the limitations set forth in the first proviso of Section 2.1(c) above then, subject to the terms and conditions hereof, the Canadian Swingline Lender will, not later than 3:00 p.m. (Calgary, Alberta time) on the borrowing date specified for such Canadian Swingline Advance, make the amount of such Canadian Swingline Advance available at the Borrower’s account with the US Administrative Agent or such other accounts as may be designated by the Borrower.

          (iv) Each Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swingline Lender to so request on its behalf), that each Primary Lender make (A) a Primary Prime Rate Advance denominated in Dollars in the case of refinancing Swingline Advances denominated in Dollars, and (b) a Eurocurrency Rate Advance in the same Foreign Currency with Interest Period of one month in the case of refinancing Swingline Advances denominated in Canadian Dollars, in either case, in an amount equal to such Primary Lender’s Applicable Pro Rata Share of the amount of the applicable Swingline Advances then outstanding. The applicable Swingline Lender shall give the US Administrative Agent and each Primary Lender notice of such Mandatory Revolving Borrowing by 12:00 p.m. (Houston, Texas time) on the date the Mandatory Revolving Borrowing is to be made and including the Designated Currency. Each Primary Lender shall make its Primary Advance available to the US Administrative Agent for the account of the applicable Swingline Lender in immediately available funds by 2:00 p.m. (Houston, Texas time) on the date requested, and the Borrower hereby irrevocably instructs the applicable Swingline Lender to apply the proceeds of such Mandatory Revolving Borrowing to the payment of the outstanding Swingline Advances.

          (v) If for any reason any Swingline Advance cannot be refinanced by a Primary Borrowing in accordance with clause (ii) above, the request for the Primary Advances submitted by the applicable Swingline Lender as set forth therein shall be deemed to be a request by such Swingline Lender that each of the Primary Lenders fund its risk participation in the relevant Swingline Advances and each Primary Lender’s payment to the US Administrative Agent for the account of the applicable Swingline Lender pursuant to clause (ii) above shall be deemed payment in respect of such participation.

          (vi) If any Lender fails to make available to the US Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.1(c) by the time specified in this Section 2.1(c), such Swingline Lender shall be entitled to recover from such Primary Lender (acting through the US Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swingline Lender submitted to any Primary Lender (through the US Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

          (vii) Each Primary Lender’s obligation to make the Primary Advances or to purchase and fund risk participations in Swingline Advances pursuant to this Section 2.1(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Primary Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) whether or not the conditions precedent in Section 3.2 have been satisfied. (D) termination of the Primary Currency Commitments or acceleration of the Advances, and (E) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Advances, together with interest as provided herein.

          (viii) At any time after any Primary Lender has purchased and funded a risk participation in a Swingline Advance, if the applicable Swingline Lender receives any payment on account of such Swingline Advance, the Swingline Lender will distribute to such Primary Lender its Applicable Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Primary Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

          (ix) Each Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances made by such Swingline Lender. Until each Primary Lender funds its Primary Prime Rate Advance, Eurocurrency Rate Advance or risk participation pursuant to this Section 2.1(c) to refinance such Lender’s Applicable Pro Rata Share of any Swingline Advance, interest in respect of such Applicable Pro Rata Share shall be solely for the account of the applicable Swingline Lender.

          (x) The Borrower shall make all payments of principal and interest in respect of the US Swingline Advances directly to the US Swingline Lender and all payments of principal and interest in respect of the Canadian Swingline Advances directly to the Canadian Swingline Lender.

      Section 2.2 Method of Borrowing.

          (a) Notice. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing and given:

          (i) by the Borrower to the US Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the fourth Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Rate Advance denominated in a Foreign Currency,

          (ii) by the Borrower to the US Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Rate Advance denominated in Dollars,

          (iii) by the Borrower to the US Administrative Agent not later than 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed Borrowing in the case of a Primary Prime Rate Advance;

          (iv) by the Borrower to the Norwegian Administrative Agent not later than 12:00 p.m. (Oslo, Norway time) on the second Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Rate Advances under the Norwegian Facility; and

          (v) by the Borrower to the Norwegian Administrative Agent not later than 12:00 p.m. (Oslo, Norway time) one Business Day before the date of the proposed Borrowing in the case of a Norwegian Prime Rate Advance.

The applicable Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by telecopier; provided however that the Administrative Agents and each of the Lenders hereby waive the requirement in subsection (ii) of this Section 2.2(a) that the Borrower provide three Business Days advance written notice of the date of the initial Borrowing to be made on the Closing Date, which funds shall, among other things, pay the advances outstanding on the Closing Date under the Exising Credit Agreements and the Restated Agreement. Each Notice of Borrowing shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing, specifying the (i) requested date of such Borrowing (which shall be a Business Day), (ii) requested Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurocurrency Rate Advances, the Interest Period for each such Advance, and (v) the Designated Currency of such Borrowing. In the case of a proposed Borrowing comprised of Eurocurrency Rate Advances, the applicable Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.6(c) or Section 2.6(d), as applicable. Each Primary Lender or Norwegian Lender, as applicable, shall before 3:00 p.m. (Houston, Texas time or Oslo, Norway time, as applicable) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the applicable Administrative Agent at its address referred to in Section 9.2, or such other location as the applicable Administrative Agent may specify by notice to the applicable Lenders, in same day funds, such Lender’s Applicable Pro Rata Share of such Borrowing. Promptly upon the applicable Administrative Agent’s receipt of such funds (but in any event not later than 4:00 p.m. (Houston, Texas time or Oslo, Norway time, as applicable) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the applicable Administrative Agent will make such funds available to the Borrower at its account with such Administrative Agent.

          (b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Revolving Borrowing under this Section, the Borrower shall:

          (i) in case of a Primary Borrowing, deliver an irrevocable Notice of Conversion or Continuation to the US Administrative Agent at the US Administrative Agent’s office no later than 12:00 p.m. (Houston, Texas time) (A) at least one Business Day in advance of the proposed conversion date in the case of a Conversion of such Advances to Primary Prime Rate Advances, (B) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances denominated in Dollars; and (C) at least four Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances denominated in Foreign Currencies;

          (ii) in case of a Norwegian Borrowing, deliver an irrevocable Notice of Conversion or Continuation to the Norwegian Administrative Agent at the Norwegian Administrative Agent’s office no later than 12:00 p.m. (Oslo, Norway time) (A) at least one Business Day in advance of the proposed conversion date in the case of a Conversion of such Advances to Norwegian Prime Rate Advances and (B) at least two Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances under the Norwegian Facility.

Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the applicable Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurocurrency Rate Advances, notify each applicable Lender of the applicable interest rate under Section 2.6(c) or Section 2.6(d) as applicable. For purposes other than the conditions set forth in Section 3.2, the portion of Revolving Advances comprising part of the same Revolving Borrowing that are Converted to Revolving Advances of another Type shall constitute a new Revolving Borrowing.

          (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

          (i) each Borrowing (other than a Borrowing of Swingline Advances) shall be, (A) in the case of Eurocurrency Rate Advances, in an aggregate amount not less than $3,000,000 and greater multiples of $1,000,000 in excess thereof, (B) in the case of Primary Prime Rate Advances, shall be in an aggregate amount not less than $500,000 and greater multiples of $100,000 in excess thereof, and (C) in the case of Norwegian Borrowings, in the aggregate Dollar Amount not less $3,000,000 and greater multiples of $1,000,000 in excess thereof, and, in any case, shall consist of Advances of the same Type made on the same day by the applicable Lenders according to their Applicable Pro Rata Share;

          (ii) at no time shall there be more than eight Interest Periods applicable to outstanding Eurocurrency Rate Advances under the Primary Facility nor more than five Interest Periods applicable to Eurocurrency Rate Advances under the Norwegian Facility;

          (iii) no single Borrowing consisting of Eurocurrency Rate Advances may include Advances in different currencies;

          (iv) the Borrower may not select Eurocurrency Rate Advances for any Borrowing to be made, Converted or continued if (A) the aggregate Dollar Amount of such Borrowing is less than $3,000,000 or (B) a Default or Event of Default has occurred and is continuing;

          (v) (A) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurocurrency Rate Advances, notify the applicable Administrative Agent that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then (1) if the requested Borrowing was of Primary Advances denominated in Dollars, such Lender’s Applicable Pro Rata Share of such Borrowing shall be made as a Primary Prime Rate Advance of such Lender, (2) if the requested Borrowing was of Norwegian Advances denominated in NOK, such Lender’s Applicable Pro Rata Share of such

Borrowing shall be made as a Norwegian Prime Rate Advance of such Lender, (3) in any event, such Primary Prime Rate Advance or Norwegian Prime Rate Advance, as applicable, shall be considered part of the same Borrowing and interest on such Primary Prime Rate Advance or Norwegian Prime Rate Advance, as applicable, shall be due and payable at the same time that interest on the Eurocurrency Rate Advances comprising the remainder of such Borrowing shall be due and payable, and (4) any obligation of such Lender to make, continue, or Convert to, Eurocurrency Rate Advances in the affected currency or currencies, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the applicable Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

          (vi) if (A) the US Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Rate Advances comprising any requested Primary Borrowing, or (B) the Norwegian Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Rate Advances comprising any requested Norwegian Borrowing, the right of the Borrower to select Eurocurrency Rate Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the applicable Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and upon receipt by the Borrower of the notice of such suspension, the Borrower may revoke the pending request or, failing that, each Primary Advance comprising such Borrowing shall be made as a Primary Prime Rate Advance in the Dollar Amount of the originally requested Advance and each Norwegian Advance comprising such Borrowing shall be made as a Norwegian Prime Rate Advance in the NOK Amount of such originally requested Advance;

          (vii) if the Majority Lenders of the Primary Facility shall, at least one Business Day before the date of any requested Borrowing, notify the US Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Rate Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Advance, the right of the Borrower to select Eurocurrency Rate Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the US Administrative Agent shall notify the Borrower and the Primary Lenders that the circumstances causing such suspension no longer exist, and upon receipt by the Borrower of the notice of such suspension, the Borrower may revoke the pending request or, failing that, each Advance comprising such Borrowing shall be made as a Primary Prime Rate Advance in the Dollar Amount of the originally requested Advance;

          (viii) if the Majority Lenders of the Norwegian Facility shall, at least one Business Day before the date of any requested Borrowing, notify the Norwegian Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Norwegian Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Rate Advances, as the case may be, for such Norwegian Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Advance, the right of the Borrower to select Eurocurrency Rate Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the Norwegian Administrative Agent shall notify the Borrower and the Norwegian Lenders that the circumstances causing such suspension no longer exist, and upon receipt by the Borrower of the notice of such suspension, the Borrower may revoke the pending request or, failing that, each Advance comprising such Borrowing shall be made as a Norwegian Prime Rate Advance in the NOK Amount of the originally requested Advance;

          (ix) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the applicable Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and (A) if denominated in Dollars under the Primary Facility, such affected Advances will be made available to the Borrower on the date of such Borrowing as Primary Prime Rate Advances or, if such affected Advances are existing Advances, will be Converted into Primary Prime Rate Advances or at the end of Interest Period then in effect, (B) if denominated in NOK under the Norwegian Facility, such affected Advances will be made available to the Borrower on the date of such Borrowing as Norwegian Prime Rate Advances or, if such affected Advances are existing Advances, will be Converted into Norwegian Prime Rate Advances at the end of Interest Period then in effect, (C) if denominated in a Foreign Currency under the Primary Facility, the Borrower shall be deemed to have specified an Interest Period of one month for such affected Advances or, if such affected Advances are existing Advances, such affected Advances will be continued as a Eurocurrency Rate Advance in the original Designated Currency with an Interest Period of one month, and (D) if denominated in an Agreed Currency (other than NOK) under the Norwegian Facility, the Borrower shall be deemed to have specified an Interest Period of one month for such affected Advances or, if such affected Advances are existing Advances, such affected Advances will be continued as a Eurocurrency Rate Advance in the original Designated Currency with an Interest Period of one month;

          (x) if the Borrower shall fail to specify a currency for any Eurocurrency Rate Advances under the Primary Facility, then the Eurocurrency Rate Advances as requested shall be made in Dollars;

          (xi) if the Borrower shall fail to specify a currency for any Eurocurrency Rate Advances under the Norwegian Facility, then the Eurocurrency Rate Advances as requested shall be made in Norwegian Krone;

          (xii) Primary Advances may only be Converted or continued as Primary Advances;

          (xiii) Norwegian Advances may only be Converted or continued as Norwegian Advances;

          (xiv) Swingline Advances may not be Converted or continued; and

          (xv) no Revolving Advance may be Converted or continued as a Revolving Advance in a different currency, but instead must be prepaid in the original Designated Currency of such Revolving Advance and reborrowed in such new Designated Currency.

          (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense incurred by such Lender as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Administrative Agents Reliance. Unless the applicable Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing or Mandatory Revolving Borrowing that such Lender will not make available to the applicable Administrative Agent such Lender’s Applicable Pro Rata Share of the Borrowing, the Administrative Agents may assume that such Lender has made its Applicable Pro Rata Share of the Borrowing available to the applicable Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.2 and the applicable Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Applicable Pro Rata Share of such Borrowing available to the applicable Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the applicable Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the applicable Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate for such day. If such Lender shall repay to the applicable Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

          (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          (g) Evidence of Obligations.

          (i) The Advances and Letters of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the applicable Administrative Agent with respect to the applicable Facility in the ordinary course of business. The accounts or records maintained by Administrative Agents and the applicable Lenders shall be conclusive absent manifest error of the amount of the Advances and Letters of Credit made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Administrative Agent in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the applicable Administrative Agent, the Borrower shall execute and deliver to such Lender (through the applicable Administrative Agent) the applicable Note or Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.

          (ii) In addition to the accounts and records referred to in subsection (i) above, each Lender and each Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Advances. In the event of any conflict between the accounts and records maintained by the applicable Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error.

       Section 2.3 Fees.

          (a) Facility Fees. The Borrower agrees to pay to the US Administrative Agent for the account of each Primary Lender and to the Norwegian Administrative Agent for the account of each Norwegian Lender, a daily facility fee on the amount of such Lender’s Primary Commitment and such Lender’s Norwegian Commitment, if applicable, at a per annum rate equal to the Applicable Margin for facility fees for the period from the Closing Date until the Maturity Date, such fees due and payable quarterly in arrears on the tenth (10th) day after the end of each March, June, September and December, commencing September 30, 2005, and on the Maturity Date.

          (b) Utilization Fees. Borrower agrees to pay to the US Administrative Agent for the account of each Lender a daily utilization fee (the “Utilization Fee”) on the Dollar Amount of the sum of such Lender’s outstanding Revolving Advances and Applicable Pro Rata Share of the Letter of Credit Exposure at a per annum rate equal to the Applicable Margin for Utilization Fees, from the Closing Date until the Maturity Date, such fees due and payable quarterly in arrears on the tenth (10th) day after the last Business Day of each March, June, September and December, commencing September 30, 2005, and on the Maturity Date; provided that the Utilization Fee shall be payable only in respect of each day that the Dollar Amount of the sum of (A) aggregate outstanding Revolving Advances and (B) aggregate Letter of Credit Exposure, exceeds 50% of the aggregate Revolving Commitments. For purposes of calculating such Utilization Fee, outstandings for Eurocurrency Rate Advances denominated in Foreign Currencies and Letter of Credit Exposure for Letters of Credit denominated in Foreign Currencies shall be converted to their Dollar Amounts on each date that such Utilization Fee is due hereunder using the then effective Exchange Rate. For purposes of computation of the above fees, within 5 days of the quarter then ended, the Norwegian Administrative Agent shall deliver to the U.S. Administrative Agent a daily log of outstanding amounts in Dollars under the Norwegian Commitment for the preceding quarter.

          (c) Letter of Credit Fees. The Borrower agrees to pay to the US Administrative Agent for the pro rata benefit of the Primary Lenders issuance fees in respect of all Primary Letters of Credit outstanding at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances calculated on the maximum amount available from time to time to be drawn under such outstanding Letters of Credit. The Borrower also agrees to pay to the Norwegian Administrative Agent for the pro rata benefit of the Norwegian Lenders issuance fees in respect of all Norwegian Letters of Credit outstanding at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances calculated on the maximum amount available from time to time to be drawn under such outstanding Letters of Credit. All such issuance fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 2005, and on the Maturity Date. In addition, the Borrower agrees to pay to each Issuing Lender for its own account fronting fees in respect of all Letters of Credit outstanding and issued by such Issuing Lender equal to the greater of (i) one-eighth percent (1/8%) per annum of the maximum amount available from time to time to be drawn under such outstanding Letters of Credit and (ii) $500, payable at issuance and on the earlier of each annual anniversary thereafter or the Maturity Date. The Borrower shall also pay to each Issuing Lender for its own account such documentary, processing and other charges in connection with the issuance, amendment, transfer, modification of and draws under Letters of Credit assessed or incurred by such Issuing Lender from time to time. For purposes of calculating the issuance fees, fronting fees and other fees under this Section 2.3(c), the face amount of each Letter of Credit made in a Foreign Currency shall be at any time the Dollar Amount of such Letter of Credit as determined on the most recent Computation Date with respect to such Letter of Credit.

          (d) Administrative Agent Fees. The Borrower agrees to pay when due to the applicable Administrative Agent for its benefit the fees set forth in the Agent’s Fee Letters.

       Section 2.4 Reduction and Reallocation of Commitments.

          (a) Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agents and the Lenders, to terminate in whole or reduce ratably in part the unused portion of the Primary Commitments and the Norwegian Commitments; provided that, each partial reduction shall be in the aggregate amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof. Any reduction or termination of the Primary Commitments and Norwegian Commitments pursuant to this Section 2.4 shall be permanent, with no obligation of the Lenders to reinstate such Primary Commitments or Norwegian Commitments and the commitment fees provided for in Section 2.3(a) shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

          (b) Reallocation of Commitments. Any Lender may agree with the Borrower to reallocate its existing Primary Commitment or Norwegian Commitment, so long as the sum of such Primary Commitment and Norwegian Commitment remains unchanged. In addition, with the prior written consent of all of the Multiple Lenders, any Primary Lender may agree with the Borrower to convert a portion of its Primary Commitment into a Norwegian Commitment, thereby becoming a Multiple Lender, and any Norwegian Lender may agree with the Borrower to convert a portion of its Norwegian Commitment into a Primary Commitment, thereby becoming a Multiple Lender, in each case so long as (i) each Lender continues to be a Primary Lender with a Primary Commitment of at least $1,000,000, (ii) the sum of such Lender’s Primary Commitment and Norwegian Commitment remains equal to the aggregate amount of such Lender’s Primary Commitment and Norwegian Commitment, as the case may be, prior to such reallocation and (iii) the aggregate amount of all Norwegian Commitments, after giving effect to any reallocation, shall not exceed $100,000,000. The Borrower shall give written notice to the Administrative Agents of any reallocation pursuant to this provision at least ten (10) Business Days prior to the effective date of any such reallocation. No applicable Lender affected by such reallocation shall be required to agree to any such reallocation, but may do so at its option, in its sole discretion. The following conditions precedent must be satisfied prior to any such reallocation becoming effective:

          (i) no Default or Event of Default shall have occurred and be continuing;

          (ii) if, as a result of any such reallocation, the aggregate Primary Outstandings would exceed the aggregate of Primary Commitments, then the Borrower shall, on the effective date of such reallocation, repay or prepay Primary Advances and Swingline Advances, deposit cash in the applicable Cash Collateral Account, or cause to be issued an irrevocable standby letter of credit in favor of the applicable Issuing Lender and issued by a bank or other financial institution acceptable to such Issuing Lender and the US Administrative Agent, in an aggregate principal amount, such that, after giving effect thereto, the aggregate Primary Outstandings shall not exceed the aggregate of all of the Primary Commitments;

          (iii) if, as a result of any such reallocation, the aggregate Norwegian Outstandings would exceed the aggregate of Norwegian Commitments, then the Borrower shall, on the effective date of such reallocation, repay or prepay Norwegian Advances, deposit cash in the applicable Cash Collateral Account, or cause to be issued an irrevocable standby letter of credit in favor of the Norwegian Issuing Lender and issued by a bank or other financial institution acceptable to the Norwegian Issuing Lender and the Norwegian Administrative Agent, in an aggregate principal amount, such that, after giving effect thereto, the aggregate Norwegian Outstandings shall not exceed the aggregate of all of the Norwegian Commitments;

          (iv) Borrowers shall have paid any amounts (or deposited cash in the applicable Cash Collateral Account, or caused to be issued an irrevocable standby letter of credit in favor of the applicable Issuing Lender and issued by a bank or other financial institution acceptable to such Issuing Lender and the applicable Administrative Agent) due under Section 2.17 hereof on the date of such reallocation; and

          (v) Participations by the Lenders in the outstanding Letters of Credit and the Letter of Credit Obligations and the outstanding Advances of the Lenders shall be adjusted to give effect to such reallocation.

      Section 2.5 Repayment of Advances.

          (a) Revolving Advances. The Borrower shall repay the outstanding principal amount of each Revolving Advance on the Maturity Date and in the Designated Currency in which each such Advance was funded.

          (b) Swingline Advances. The Borrower shall repay the outstanding principal amount of each Swingline Advance on the earlier of (i) the Swingline Due Date immediately following the date such Swingline Advance is made by the applicable Swingline Lender and (ii) the Maturity Date.

        Section 2.6 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (a) Primary Prime Rate Advances. If such Advance is a Primary Prime Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Primary Prime Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending September 30, 2005, and on the date such Primary Prime Rate Advance shall be paid in full, provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.

          (b) Norwegian Prime Rate Advances. If such Advance is a Norwegian Prime Rate Advance, a rate per annum equal at all times to the lesser of (i) the Norwegian Prime Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending September 30,

2005, and on the date such Norwegian Prime Rate Advance shall be paid in full, provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.

          (c) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurocurrency Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurocurrency Rate Advance shall be paid in full; provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the greater of (1) the Adjusted Primary Prime Rate in effect from time to time plus two percent (2%) and (2) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus two percent (2%) and (B) the Maximum Rate.

          (d) Swingline Advances. If such Advance is a Swingline Advance, a rate per annum equal at all times to the lesser of (i) the Swingline Rate for such Swingline Advance and (ii) the Maximum Rate, payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending September 30, 2005, and on the Maturity Date; provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.

          (e) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations equals the amount of interest which would have been paid or accrued on the Obligations if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirements, pay the applicable Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Obligations if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Obligations. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

          (f) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the lesser of (i) Adjusted Primary Prime Rate plus two percent (2%) and (ii) the Maximum Rate, from the date such amount became due until the date such amount is paid in full.

     Section 2.7 Prepayments.

          (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.7.

          (b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving notice thereof to the applicable Administrative Agent and the Lenders by 12:00 p.m. (Houston, Texas time or Oslo, Norway time, as applicable) (i) on the day of prepayment of any Swingline Advance, (ii) at least three Business Days’ prior to the day of prepayment of any Eurocurrency Rate Advances and (iii) on the day of prepayment of any Primary Prime Rate Advance or Norwegian Primary Rate Advance. Such notice shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing, and must state the proposed date and aggregate principal amount of such prepayment, whether such prepayment should be applied to reduce outstanding Revolving Advances or Swingline Advances, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date; provided, however, that (i) each partial prepayment of Eurocurrency Rate Advances shall be in an aggregate principal amount of not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) each partial prepayment of Primary Prime Rate Advances shall be in an aggregate principal amount of not less than $500,000 and in integral multiples of $100,000 in excess thereof, (iii) each partial prepayment of Norwegian Advances shall be in an aggregate principal amount of not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof, and (iv) any prepayment of a Revolving Advance shall be made in the Designated Currency in which such Revolving Advance was funded. Each prepayment pursuant to this Section 2.7(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date.

          (c) Ratable Payments. Each payment of any Advance pursuant to this Section 2.7 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

          (d) Effect of Notice. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon the Borrower.

     Section 2.8 Breakage Costs. If (a) any payment of principal of any Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.7 or the acceleration of the maturity of the Obligations pursuant to Article VIII or otherwise; (b) any Conversion of a Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.2(b) or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurocurrency Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower (with a copy to the applicable Administrative Agent), pay to the applicable Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     Section 2.9 Increased Costs.

          (a) Eurocurrency Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurocurrency Rate) in or in the interpretation of any Legal Requirement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the applicable Administrative Agent), promptly pay to the applicable Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the applicable Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

          (b) Capital Adequacy. If any Lender or Issuing Lender determines in good faith that compliance with any Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or Issuing Lender’s commitment to issue Letters of Credit or any Lender’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon 30 days prior written notice by such Lender or Issuing Lender (with a copy of any such demand to the applicable Administrative Agent), the Borrower shall promptly pay to the applicable Administrative Agent for the account of such Lender or to Issuing Lender, as the case may be, from time to time as specified by such Lender or Issuing Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender or Issuing Lender, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and (ii) with respect to such Issuing Lender, to the extent that such Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) Letters of Credit. If any change in any Legal Requirement or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Issuing Lender or any Lender or (ii) impose on any Issuing Lender or any Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to any Issuing Lender of issuing or maintaining any Letter of Credit, or increase the cost to such Lender of its risk participation in any Letter of Credit (which increase in cost shall be determined by such Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by such Issuing Lender or such Lender (with a copy sent to the applicable Administrative Agent), as the case may be, the Borrower shall pay to the applicable Administrative Agent (for the account of such Issuing Lender), as the case may be, from time to time as specified by such Issuing Lender or such Lender, additional amounts which shall be sufficient to compensate such Issuing Lender or such Lender for such increased cost. Each Issuing Lender and each Lender agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Issuing Lender or such Lender, be otherwise disadvantageous to such Issuing Lender or such Lender, as the case may be. A certificate as to such increased cost incurred by such Issuing Lender or such Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by such Issuing Lender or such Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

          (d) Additional Interest on Eurocurrency Rate Advances under the Norwegian Facility. Without duplication of Section 2.9(a) hereof, if by reason of: (i) changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any Governmental Authority, or (iv) compliance with any directive or request from any Governmental Authority (whether or not having the force of law):

          (i) a Norwegian Lender incurs a cost as a result of it having entered into this Agreement and/or performing its obligations hereunder; or

          (ii) there is an increase in the cost to a Norwegian Lender of maintaining or funding Eurocurrency Rate Advances under the Norwegian Facility; or

          (iii) a Norwegian Lender becomes liable for any new taxes (other than on net income) calculated by reference to any Eurocurrency Rate Advance under the Norwegian Facility; or

          (iv) a Norwegian Lender becomes subject to any new or modified capital adequacy or similar requirements which will have the effect of increasing the amount of capital required or expected to be maintained by such Norwegian Lender based on such Norwegian Lender’s obligations hereunder; or

          (v) a Norwegian Lender’s effective return hereunder is reduced in any other manner;

then any such cost, liability or reduction of return as referred to in the preceding paragraphs (i)-(v) shall be payable by the Borrower upon request by such Norwegian Lender either in the form of an increased margin or in the form of an indemnification. Such Norwegian Lender shall give the Borrower notice within a reasonable time of its intention to claim compensation under this Section and it shall specify the form and amount of such compensation. Such Norwegian Lender’s determination of the amount of compensation to be made under this Section shall, absent manifest error, be conclusive. The Borrower shall be entitled to prepay the Borrowings consisting of such Eurocurrency Rate Advances in accordance with the terms of the Agreement. In such event the Borrower shall nevertheless compensate such Norwegian Lender for such requested indemnification for the period up to and including the date of prepayment. In the event that it shall be unlawful for a Norwegian Lender to make available or maintain Eurocurrency Rate Advances under the Norwegian Facility in any Foreign Currency, then such Norwegian Lender’s obligations to lend in such Foreign Currency shall terminate and all amounts owing by the Borrower to such Norwegian Lender in such Foreign Currency shall become due and payable on demand, in each case to the extent necessary to not violate any law.

     Section 2.10 Payments and Computations.

          (a) Payment Procedures. Except if otherwise set forth herein, (i) the Borrower shall make each payment under this Agreement in connection with the Primary Facility not later than 1:00 p.m. (Houston, Texas time) on the day when due in the Designated Currency as to outstanding Advances and Reimbursement Obligations, and in Dollars as to all other amounts, to the US Administrative Agent at its Applicable Lending Office (or such other location as the US Administrative Agent shall designate in writing to the Borrower) in same day funds, and (ii) the Borrower shall make each payment under this Agreement in connection with the Norwegian Facility not later than 1:00 p.m. (Oslo, Norway time) on the day when due in the Designated Currency as to outstanding Advances and Reimbursement Obligations, and in Dollars as to all other amounts, to the Norwegian Administrative Agent at its Applicable Lending Office (or such other location as the Norwegian Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agents will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the applicable Administrative Agent, the Issuing Lenders, or a specific Lender pursuant to Section 2.1(c), 2.3(c), 2.3(d), 2.6(e), 2.6(f), 2.8, 2.9, 2.11, 2.12, or 2.13(e) but after taking into account payments effected pursuant to Section 9.4) to the Lenders in accordance with each Lender’s Applicable Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender or such Issuing Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

          (b) Computations. All computations of interest based on the Adjusted Primary Prime Rate and Norwegian Prime Rate shall be made by the applicable Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of fees and interest based on the Eurocurrency Rate, Overnight Rate and the Federal Funds Rate shall be made by the applicable Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the applicable Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

          (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (d) Administrative Agents Reliance. Unless the applicable Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the applicable Administrative Agent may assume that the Borrower has made such payment in full to the applicable Administrative Agent on such date and the applicable Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the applicable Administrative Agent, each Lender shall repay to the applicable Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the applicable Administrative Agent, at the Overnight Rate for such day.

          (e) Application of Payments. Whenever any payment received by the applicable Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and Notes, such payment shall be distributed and applied by the applicable Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agents under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable pursuant to Section 2.3(c), ratably among the Issuing Lenders in accordance with the aggregate amount of such payments owed to each such Issuing Lender; fourth, to the payment of all other fees due and payable under Section 2.3 ratably among the Lenders in accordance with their applicable Revolving Commitments; and fifth, to the payment of the interest accrued on and the principal amount of all of the Advances, and the interest accrued on and the principal amount of all Reimbursement Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.

     Section 2.11 Taxes.

          (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Lender, and each Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, such Issuing Lender, or such Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and each Issuing Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, any Issuing Lender, or any Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender, such Issuing Lender, or such Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, such Issuing Lender’s, or such Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender, such Issuing Lender, or such Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

          (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (hereinafter referred to as “Other Taxes”).

          (c) Indemnification. The Borrower indemnifies each Lender, each Issuing Lender, and each Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other

Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender, such Issuing Lender, or such Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the applicable Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the applicable Administrative Agent, any such Issuing Lender, or any such Lender (with a copy of such demand to the applicable Administrative Agent).

          (d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the applicable Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment of such Taxes.

          (e) Status of Lenders.

        (i) Each Norwegian Lender is a resident of Norway for purposes of the Norwegian Act relating to Taxation on Property and Income of 26th March 1999 No. 14.

        (ii) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the applicable Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the applicable Administrative Agent as will enable the Borrower or the applicable Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

        (iii) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the applicable Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

        (iv) Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the applicable Administrative Agent or the Borrower, as the applicable Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Legal Requirements of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly notify the applicable Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction. Additionally, the Borrower shall promptly deliver to the applicable Administrative Agent or any Lender, as the applicable Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Legal Requirements of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the applicable Administrative Agent under such Legal Requirements in connection with any payment by the applicable Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

          (f) Treatment of Certain Refunds. If an Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or such Issuing Lender in the event such Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          (g) Mitigation. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.11; provided, that no such selection or change of jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

     Section 2.12 Illegality. If any Lender shall notify the applicable Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to maintain any Eurocurrency Rate Advances of such Lender then outstanding hereunder or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Lender in its notice, no later than 12:00 p.m. (Houston, Texas time or Oslo, Norway time, as applicable), (a) if not prohibited by any Legal Requirement to maintain such Eurocurrency Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurocurrency Rate Advance of such Lender or (b) if prohibited by any Legal Requirement to maintain such Eurocurrency Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, then (i) with respect to Primary Advances denominated in a Foreign Currency, prepay such Eurocurrency Rate Advances of such Lender then outstanding and which are denominated in such affected currency or currencies together with all accrued interest on the amount so prepaid, and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date, (ii) with respect to Primary Advances denominated in Dollars, Convert all such Eurocurrency Rate Advances of such Lender then outstanding to Primary Prime Rate Advances and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date, (iii) with respect to Norwegian Advances denominated in an Agreed Currency (other than NOK), prepay such Eurocurrency Rate Advances of such Lender then outstanding and which are denominated in such affected currency or currencies together with all accrued interest on the amount so prepaid, and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date, and (iv) with respect to Norwegian Advances denominated in NOK, Convert all such Eurocurrency Rate Advances of such Lender then outstanding to Norwegian Prime Rate Advances and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     Section 2.13 Letters of Credit.

          (a) Issuance of Primary Letters of Credit. Wells Fargo, as a Primary Issuing Lender, the Primary Lenders and the Borrower agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as Primary Letters of Credit. From time to time from the date of this Agreement until ten days before the Maturity Date, at the written request of the Borrower given not later than (i) 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed issuance, amendment, or extension of a Letter of Credit denominated in a Foreign Currency and (ii) 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed issuance, amendment, or extension of a Letter of Credit denominated in Dollars, the requested Primary Issuing Lender shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of, Primary Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). Primary Letters of Credit shall be denominated in any Agreed Currency.

          (b) Issuance of Norwegian Letters of Credit. From time to time from the date of this Agreement until ten days before the Maturity Date, at the written request of the Borrower given not later than (i) 12:00 p.m. (Oslo, Norway time) on the third Business Day before the date of the proposed issuance, amendment, or extension of a Letter of Credit denominated in a Foreign Currency and (ii) 12:00 p.m. (Oslo, Norway time) one Business Day before the date of the proposed issuance, amendment, or extension of a Letter of Credit denominated in Dollars, the Norwegian Issuing Lender shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of, Norwegian Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). Norwegian Letters of Credit under the Norwegian Facility shall be denominated in any Agreed Currency.

          (c) Limitations. No Letter of Credit will be issued, increased, or extended (i) if such issuance, increase, or extension would cause the Dollar Amount of the Norwegian Letter of Credit Exposure to exceed an amount equal to (A) the aggregate Norwegian Commitments less (B) the aggregate the Dollar Amount of all outstanding Norwegian Advances at such time; (ii) if such issuance, increase, or extension would cause the Primary Letter of Credit Exposure to exceed an amount equal to (A) the aggregate Primary Commitments less (B) the aggregate Dollar Amount of all outstanding Primary Advances and Swingline Advances at such time; (iii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) sixty months after the date of issuance thereof and (B) twenty-four months after the Maturity Date; (iv) unless such Letter of Credit is in form and substance acceptable to the applicable Issuing Lender in its sole discretion; (v) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed letter of credit application on such Issuing Lender’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; and (vi) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (“UCP”) or any successor to the UCP. If the terms of any letter of credit application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

          (d) Participations. With respect to each Letter of Credit described on Schedule 1.1(c) which is outstanding on the Effective Date, each Lender agrees that it has a participation in the related Letter of Credit Exposure equal to such Lender’s Applicable Pro Rata Share on the Effective Date. On the date of the issuance or increase of any Letter of Credit on or after the Effective Date, each Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Lender a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Lender equal to such Lender’s Applicable Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy (with a copy of such demand to the applicable Administrative Agent) of each Letter of Credit of such Issuing Lender issued, increased or decreased, and the actual dollar amount of such Lender’s participation in such Letter of Credit. Each Lender’s obligation to purchase participating interests pursuant to this Section and to reimburse such Issuing Lender for such Lender’s Applicable Pro Rata Share of any payment under a Letter of Credit by such Issuing Lender not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any of the circumstances described in paragraph (f) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of the applicable Issuing Lender.

          (e) Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Borrower and the applicable Lenders thereof. No later than 11:00 a.m. on the date of any payment to be made by such Issuing Lender under a Letter of Credit, the Borrower agrees to pay to such Issuing Lender an amount equal to any amount paid by such Issuing Lender under or in respect of such Letter of Credit and in the currency paid by such Issuing Lender. Notwithstanding the foregoing, if, after the issuance of any Letter of Credit denominated in a Foreign Currency, such currency ceases to be an Agreed Currency as provided in the definition of Agreed Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due (either directly by the Borrower or through a deemed borrowing under clause (i) below) in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations. In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower as required herein, such Issuing Lender shall give notice of such payment to the applicable Administrative Agent and the Primary Lenders or Norwegian Lenders, as applicable. In such event, the Borrower shall be deemed to have requested (i) for unreimbursed drawings under Primary Letters of Credit denominated in Dollars or in a Foreign Currency which ceased to be an Agreed Currency, Primary Prime Rate Advances, (ii) for unreimbursed drawings under Primary Letters of Credit denominated in Foreign Currencies, Eurocurrency Rate Advances under the Primary Facility, in such Agreed Currency and in the amount of such unreimbursed amount with an Interest Period of one month, (iii) for unreimbursed drawings under Norwegian Letters of Credit denominated in NOK or in any other Foreign Currency which ceased to be an Agreed Currency, a Norwegian Prime Rate Advances, and (iv) for unreimbursed drawings under Norwegian Letters of Credit denominated in Dollars or any Foreign Currency (other than NOK), Eurocurrency Rate Advances under the Norwegian Facility, in such Agreed Currency and in the amount of such unreimbursed amount with an Interest Period of one month. Each applicable Lender shall, no later than 1:00 p.m. on the Business Day specified in the notice given by the Issuing Lender, promptly make such funds available to the applicable Issuing Lender, in the applicable currency and in an amount equal to such Lender’s Applicable Pro Rata Share of the unreimbursed amount. If such funds are not made available by a Lender to the applicable Issuing Lender on the required date, such Lender shall pay interest thereon to the applicable Issuing Lender at a rate per annum equal to the Overnight Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agents and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Primary Prime Rate Advances, Norwegian Prime Rate Advances or Eurocurrency Rate Advances, as applicable, to the Borrower. All overdue Reimbursement Obligations of the Borrower shall bear interest as set forth in Section 2.6(f).

          (f) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

        (i) any lack of validity or enforceability of any Letter of Credit Documents;

        (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

        (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

        (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent an Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

        (v) payment by an Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

        (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (f) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

          (g) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender nor any of its officers or directors shall be liable or responsible for:

        (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

        (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

        (iii) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit;

        (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Agreed Currency to the Borrower or in the relevant currency markets generally; or

        (v) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING ANY ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against such Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing clause (f), the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          (h) Cash Collateral Account. The Borrower shall, (i) within 10 days prior to the Maturity Date and (ii) at any time, if an Event of Default has occurred and is continuing, on the Business Day the Borrower receives written notice from an Issuing Lender or the US Administrative Agent that collateralization is being required pursuant to Section 7.2(b) or Section 7.3(b), either (A) deposit cash in the Cash Collateral Account held by the US Administrative Agent in an amount equal to the Primary Letter of Credit Exposure as of such date or (B) cause to be issued an irrevocable standby letter of credit in favor of the applicable Issuing Lender and issued by a bank or other financial institution acceptable to such Issuing Lender and the US Administrative Agent to support the full amount of the Primary Letter of Credit Exposure as of such date. The Borrower shall, (i) within 10 days prior to the Maturity Date and (ii) at any time, if an Event of Default has occurred and is continuing, on the Business Day the Borrower receives written notice from the Norwegian Issuing Lender or Norwegian Administrative Agent that collateralization is being required pursuant to Section 7.2(c) or Section 7.3(c), either (A) deposit cash in the Cash Collateral Account held by the Norwegian Administrative Agent in an amount equal to the Norwegian Letter of Credit Exposure as of such date or (B) cause to be issued an irrevocable standby letter of credit in favor of the Norwegian Issuing Lender and issued by a bank or other financial institution acceptable to Norwegian Issuing Lender and the Norwegian Administrative Agent to support the full amount of the Norwegian Letter of Credit Exposure as of such date.

          (i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

     Section 2.14 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its share of Letter of Credit Obligations in excess of its Applicable Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Primary Lenders or all of the Norwegian Lenders, in each case as a class, then such Lender shall notify the applicable Administrative Agent and the applicable class of Lenders and forthwith purchase from the other Lenders in such class, such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 2.15 Increase of Commitment.

          (a) At any time prior to the Maturity Date, the Borrower may effectuate no more than two increases in the aggregate Revolving Commitments (and the corresponding Norwegian Commitments and Primary Commitments) by an aggregate amount not greater than $250,000,000 (any such increase, a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the applicable Administrative Agent and the applicable Issuing Lenders) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Norwegian Commitment or Primary Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that the aggregate Revolving Commitments shall not at any time exceed $750,000,000, and the aggregate Norwegian Commitments shall not at any time exceed $100,000,000. The sum of the increases in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agents and the Lenders.

          (b) Any Commitment Increase shall become effective upon (i) the receipt by the Administrative Agents of (A) an agreement in form and substance satisfactory to the applicable Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the new Revolving Commitment, Norwegian Commitment and Primary Commitment, if any, of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to the Commitment Increase and such opinions of counsel for the Borrower with respect to the Commitment Increase as the applicable Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Advances to be made by each such Lender described in subsection (c) below and (iii) receipt by the US Administrative Agent of a certificate (the statements contained in which shall be true) of a Responsible Officer of the Borrower stating that both before and after giving effect to such Commitment Increase (A) no Event of Default has occurred and is continuing, and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date.

          (c) The Borrower shall prepay any Advances outstanding on the effective date of such Commitment Increase to the extent necessary to keep the outstanding Norwegian Advances and the outstanding Primary Advances ratable with any revised Applicable Pro Rata Share arising from any nonratable increases in the Primary Commitments, Primary Commitments and Revolving Commitments under this Section 2.15.

          (d) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual Primary Commitment and Norwegian Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

       Section 2.16 Lender Replacement.

          (a) Right to Replace. The Borrower shall have the right to replace each Lender affected by a condition under Section 2.2(c)(v), 2.9, 2.11 or 2.12 for more than 30 days (each such affected Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.16 and provided that no reduction of the total Revolving Commitments occurs as a result thereof.

          (b) First Right of Refusal; Replacement.

        (i) Upon the occurrence of any condition permitting the replacement of a Lender, each Lender which is not an Affected Lender shall have the right, but not the obligation, to elect to increase its respective Revolving Commitment (and corresponding Norwegian Commitment and Primary Commitment, if any) by an amount not to exceed the amount of the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of the Affected Lenders, which election shall be made by written notice from each such Lender to the Agent and the Borrower given within 30 days after the date such condition occurs specifying the amount of such proposed increase in such Lender’s Revolving Commitment (and corresponding Norwegian Commitment and Primary Commitment, if any).

        (ii) If the aggregate amount of the proposed increases in Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of all such Lenders making such an election is in excess of the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of the Affected Lenders, (A) the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of the Affected Lenders shall be allocated pro rata among such Lenders based on the respective amounts of the proposed increases to Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) elected by each of such Lenders, and (B) the respective commitments of such Lenders shall be increased by the respective amounts as so allocated so that after giving effect to such termination and increases the aggregate amount of the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of the Lenders will be the same as prior to such termination.

        (iii) If the aggregate amount of the proposed increases to Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of all Lenders making such an election equals the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of the Affected Lenders, the respective Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of such Lenders shall be increased by the respective amounts of their proposed increases, so that after giving effect to such termination and increase the aggregate amount of the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of all of the Lenders will be the same as prior to such termination.

        (iv) If the aggregate amount of the proposed increases to Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of all Lenders making such an election is less than the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of the Affected Lenders, (A) the respective Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of such Lenders shall be increased by the respective amounts of their proposed increases, and (B) the Borrower shall add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate

Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) no greater than those of the Affected Lenders minus the amounts thereof assumed by the other Lenders pursuant to such increases.

          (c) Procedure. Any assumptions of Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) pursuant to this Section 2.16 shall be (i) made by the purchasing Lender or Eligible Assignee and the selling Lender by entering into an Assignment and Assumption and by following the procedures in Section 9.6 for adding a Lender. In connection with the increase of the Revolving Commitments (and corresponding Norwegian Commitments and Primary Commitments) of any Lender pursuant to the foregoing paragraph (b), each Lender with an increased Revolving Commitment (and corresponding Norwegian Commitment and Primary Commitment, if any) shall purchase from the Affected Lenders at par such Lender’s ratable share of the outstanding Advances of the Affected Lenders and assume such Lender’s ratable share of the Affected Lenders’ Letter of Credit Exposure.

       Section 2.17 Currency Fluctuations, Mandatory Prepayments and Deposits in the Cash Collateral Accounts.

          (a) Not later than 1:00 p.m., Houston, Texas time, on each Computation Date, the US Administrative Agent shall determine the Exchange Rate as of such Computation Date and deliver to the Norwegian Administrative Agent in writing the Norwegian Krone equivalent amount of such determination on or prior to such Computation Date. The Exchange Rate so determined shall become effective on the first Business Day after such Computation Date and shall remain effective through the next succeeding Computation Date.

          (b) Not later than noon, Houston, Texas time, on each Computation Date, the US Administrative Agent shall consult with the Norwegian Administrative Agent regarding the Exchange Rate and the Administrative Agents shall determine the Dollar Amount of the aggregate outstanding unpaid Obligations.

          (c) If, on any Computation Date: (i) the Dollar Amount of the sum of the outstanding principal amount of Revolving Advances plus the outstanding principal amount of Swingline Advances plus the Letter of Credit Exposure exceeds an amount equal to 105% of the aggregate Revolving Commitments then in effect; (ii) the Dollar Amount of the sum of the outstanding principal amount of Primary Advances plus the outstanding principal amount of Swingline Advances plus the Primary Letter of Credit Exposure exceeds the aggregate Primary Commitments; or (iii) the Dollar Amount of the sum of the outstanding principal amount of Norwegian Advances plus the Norwegian Letter of Credit Exposure exceeds an amount equal to 105% of the aggregate Norwegian Commitments; then the US Administrative Agent shall give notice thereof to the Borrower and the Primary Lenders, and the Norwegian Administrative Agent shall give notice thereof to the Norwegian Lenders, and the Borrower shall within five (5) Business Days thereafter prepay Advances, or if the Advances have been repaid or prepaid in full, make deposits into the applicable Cash Collateral Account, such that after giving effect to such prepayment of Advances or deposits into the Cash Collateral Accounts: (A) the Dollar Amount of the sum of the outstanding principal amount of Revolving Advances plus the outstanding principal amount of Swingline Advances plus the Letter of Credit Exposure does not exceed the aggregate Revolving Commitments then in effect; (B) the Dollar Amount of the sum of the outstanding principal amount of Primary Advances plus the outstanding principal amount of Swingline Advances plus the Primary Letter of Credit Exposure does not exceed the aggregate Primary Commitments; and (C) the Dollar Amount of the sum of the outstanding principal amount of Norwegian Advances plus the Norwegian Letter of Credit Exposure does not exceed the aggregate Norwegian Commitments.

          (d) If any currency shall cease to be an Agreed Currency as provided in the last sentence of the definition of “Agreed Currency”, then promptly, but in any event within five (5) Business Days of receipt of the notice from the US Administrative Agent provided for in such sentence, the Borrower shall repay all Advances funded and denominated in such affected currency or Convert such Advances into Advances in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

          (e) Each prepayment pursuant to this Section 2.17 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date.

          (f) Each payment of any Advance pursuant to this Section 2.17 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part and each payment of an Advance shall be made in the Designated Currency in which such Advance was funded.

     Section 2.18 Market Disruption.

          (a) Primary Facility. Notwithstanding the satisfaction of all conditions referred to herein with respect to any proposed Borrowing consisting of Eurocurrency Advances denominated in any Foreign Currencies and made under the Primary Facility, if there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the US Administrative Agent or the Majority Lenders with respect to the Primary Facility, make it impracticable for such Borrowing to be denominated in the Agreed Currency designated by the Borrower, then the US Administrative Agent shall forthwith give notice thereof to the Borrower and the Primary Lenders, and such Advances shall not thereafter be denominated and funded in such Agreed Currency but shall, except as otherwise set forth in Article II, be made on such date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Notice of Borrowing, as the case may be, as Primary Prime Rate Advances to the Borrower, unless the Borrower notifies the US Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Advances would in the opinion of the US Administrative Agent and the Majority Lenders with respect to the Primary Facility be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Notice of Borrowing, as the case may be.

          (b) Norwegian Facility. Notwithstanding the satisfaction of all conditions referred to herein with respect to any proposed Borrowing consisting of Eurocurrency Advances denominated Dollars or in any Foreign Currencies (other than NOK) and made under the Norwegian Facility, if there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Norwegian Administrative Agent or the Majority Lenders with respect to the Norwegian Facility, make it impracticable for such Borrowing to be denominated in the Agreed Currency designated by the Borrower, then the US Administrative Agent shall forthwith give notice thereof to the Borrower and the Norwegian Lenders, and such Advances shall not thereafter be denominated and funded in such Agreed Currency but shall, except as otherwise set forth in Article II, be made on such date in NOK, in an aggregate principal amount equal to the NOK Amount of the aggregate principal amount specified in the related Notice of Borrowing, as the case may be, as Norwegian Prime Rate Advances to the Borrower, unless the Borrower notifies the Norwegian Administrative Agent at least one Business

Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Advances would in the opinion of the Norwegian Administrative Agent and the Majority Lenders with respect to the Norwegian Facility be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Notice of Borrowing, as the case may be.

     Section 2.19 Extension of Maturity Date.

          (a) Not earlier than 90 days prior to the Maturity Date, then in effect, nor later than 30 days prior to the Maturity Date, then in effect, the Borrower may, upon notice to the Administrative Agents (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. This option may be exercised only once. Within 30 days of delivery of such notice, each Lender shall notify the applicable Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agents shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

          (b) The Maturity Date shall be extended only if the Majority Lenders have consented thereto (the “Consenting Lenders”). If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the following year, effective as of the Maturity Date then in effect (such extended Maturity Date being the “Extension Maturity Date”). All non consenting Lenders (“Non-Consenting Lenders”) shall continue to be subject to the Maturity Date in effect prior to the effectiveness of the Extension Maturity Date (such existing Maturity Date being the “Present Maturity Date”). The Administrative Agents and the Borrower shall promptly confirm to the Lenders such extension and the Extension Maturity Date. As a condition precedent to such extension, the Borrower shall pay or prepay all Advances, interest thereon and all other amounts due each Non-Consenting Lender on or before the Present Maturity Date (and each Non-Consenting Lender shall, as of the Present Maturity Date, be released of all obligations (i) with respect to Letter of Credit Exposure, and (ii) to reimburse draws or fund participations with respect to Swingline Advances, and shall deliver to the Administrative Agents a certificate of the Borrower (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in Section 4.6 shall be deemed to refer to the most recent statements furnished pursuant to subsection (b) of Section 5.6, and (B) no Default exists.

          (c) This Section shall supersede any provisions in Section 2.14 or 9.1 to the contrary.

          (d) The Borrower shall prepay any Advances outstanding on the Present Maturity Date (and pay any additional amounts required pursuant to Section 2.8) or borrow additional amounts to the extent necessary to keep outstanding Advances ratable with any revised and new Primary Commitment or Norwegian Commitment, as the case may be, of all Consenting Lenders effective as of the Present Maturity Date.

ARTICLE III
CONDITIONS OF LENDING

       Section 3.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective upon the following conditions precedent having been satisfied:

          (a) Documentation. The US Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the US Administrative Agent, and in sufficient copies for each Lender:

        (i) this Agreement;

        (ii) the Notes (to the extent requested by any Lender under Section 2.2(g));

        (iii) a certificate from a Responsible Officer of the Borrower dated as of the Effective Date stating that as of the Effective Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents to which it is a party are true and correct in all material respects; (B) no Default or Event of Default has occurred and is continuing; (C) no Material Adverse Effect has occurred since December 31, 2004; and (D) the conditions in this Section 3.1 have been met;

        (iv) a certificate of the Secretary or an Assistant Secretary of the Borrower dated as of the date of this Agreement certifying as of the date of this Agreement (A) copies of the articles or certificate of incorporation and bylaws or other organizational documents of the Borrower, together with all amendments thereto, (B) resolutions of the Board of Directors of such Person with respect to the transactions herein contemplated, and (C) the names and true signatures of officers of the Borrower authorized to sign the Credit Documents to which the Borrower is a party (including Notices of Borrowing).

        (v) certificates of good standing and existence for the Borrower, each certified by the appropriate governmental officer in its jurisdiction of formation;

        (vi) a favorable opinion of each of (A) Haynes and Boone, LLP, counsel to the Borrower, and (B) Dwight Rettig, general counsel of the Borrower, each dated as of the Effective Date and in form and substance satisfactory to the US Administrative Agent;

        (vii) the unaudited Consolidated balance sheet of the Borrower as at March 31, 2005, and the related Consolidated statements of operations, shareholders’ equity and cash flows, of the Borrower for the three months then ended, duly certified by the Chief Financial Officer or of the Borrower; and

        (viii) such other documents, governmental certificates, and agreements as any Administrative Agent may reasonably request.

          (b) Representations and Warranties. The representations and warranties contained in this Agreement and each other Credit Document shall be true and correct in all material respects.

          (c) Fees.

        (i) All fees, costs, and expenses of Wells Fargo and its affiliates for which invoices have been presented (including legal fees and expenses of counsel to the US Administrative Agent) to be paid on the Closing Date shall have been paid.

        (ii) The Borrower shall have paid to the Administrative Agents and the Arranger, for their respective accounts, the fees agreed to pursuant to the terms of the Agent’s Fee Letters.

          (d) Termination of Existing Credit Agreements. The US Administrative Agent and the Lenders shall have received sufficient evidence indicating that contemporaneously with the execution of this Agreement all obligations of the Borrower to the lenders under the Existing Credit Agreements shall have been paid in full (other than with respect to the letters of credit issued thereunder which, on the Closing Date, will constitute Letters of Credit issued hereunder) and the Existing Credit Agreements shall be terminated (excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Agreements).

     Section 3.2 Conditions Precedent for each Borrowing or Letter of Credit. The obligation of each Lender to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing and other than a Mandatory Revolving Borrowing) and of each Issuing Lender to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):

          (a) the representations and warranties contained in this Agreement and each of the other Credit Documents are true and correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date; and

          (b) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom.

     Section 3.3 Additional Condition Precedent for Initial Borrowing through Authorized Agents. The obligation of the Lenders (or the Issuing Lenders, as the case may be) to provide the first Borrowing, Conversion or continuation of an existing Borrowing, or issuance, increase or extension of a Letter of Credit that is requested by the Borrower through an Authorized Agent (“First Authorized Agent Request”), shall be subject to the further condition precedent that on or prior to the date of the First Authorized Agent Request, the applicable Administrative Agent shall have received from the Borrower a secretary’s certificate (a) confirming that the resolutions of the Board of Directors of the Borrower delivered in satisfaction of Section 3.1(a)(iv) are still in full force and effect, and have not been amended or revised, (b) attaching a true and correct copy of the instrument or agreement whereby such officer, or if appropriate, the director of the applicable Subsidiary of the Borrower was appointed by a Responsible

Officer of the Borrower as an “Authorized Agent” and verifying the incumbency of such Responsible Officer, and (c) attaching a true and correct copy of an officer’s, or if appropriate, a director’s certificate of the relevant Subsidiary attesting to the incumbency of the Person so designated as the Authorized Agent (which shall include a specimen signature of such Person and show that such Person holds one of the offices specified in the Board Resolutions of the Borrower confirmed in clause (a).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants as follows:

     Section 4.1 Corporate Existence; Subsidiaries. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to have a Material Adverse Effect. As of December 31, 2004, the Borrower has no Subsidiaries other than (a) the Subsidiaries of Varco listed in an exhibit to the Form 10-K filed by Varco on February 15, 2005 with the SEC for the fiscal year ended December 31, 2004 and (b) the Subsidiaries of National-Oilwell listed in an exhibit to the Form 10-K filed by National-Oilwell on March 8, 2005 with the SEC for the fiscal year ended December 31, 2004.

     Section 4.2 Authorization and Validity. The execution, delivery, and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s power and authority, and (b) have been duly authorized by all necessary corporate action.

     Section 4.3 Corporate Power. The execution, delivery, and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) do not contravene (i) the Borrower’s articles or certificate of incorporation, bylaws or other organizational documents or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower or its Property, the contravention of which could reasonably be expected to have a Material Adverse Effect, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing (including any requested by an Authorized Agent on behalf of the Borrower) and the use of the proceeds of such Borrowing will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, (A) will not contravene (1) the Borrower’s certificate or articles of incorporation or bylaws or (2) any Legal Requirement or contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to have a Material Adverse Effect, and (B) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

     Section 4.4 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

     Section 4.5 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower. Each Credit Document is the legal, valid, and binding obligation of the Borrower, enforceable against the

Borrower in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

     Section 4.6 Financial Statements. The audited Consolidated balance sheet and related Consolidated statements of operations, shareholders’ equity and cash flows, of Varco and its Subsidiaries set forth in the Form 10-K filed by Varco on February 15, 2005 with the SEC for the fiscal year ended December 31, 2004, fairly present in all material respects the Consolidated financial condition of Varco and its Subsidiaries as at such date and the results of the operations of Varco and its Subsidiaries for the year ended on such date, and such balance sheet and statements were prepared in accordance with GAAP. The audited Consolidated balance sheet and related Consolidated statements of operations, shareholders’ equity and cash flows, of National-Oilwell and its Subsidiaries set forth in the Form 10-K filed by National-Oilwell on March 8, 2005 with the SEC for the fiscal year ended December 31, 2004, fairly present in all material respects the Consolidated financial condition of the National-Oilwell and its Subsidiaries as at such date and the results of the operations of National-Oilwell and its Subsidiaries for the year ended on such date, and such balance sheet and statements were prepared in accordance with GAAP.

     Section 4.7 True and Complete Disclosure. No information, exhibit, report, representation, warranty, or other statement furnished or made by the Borrower or any Subsidiary (or on behalf of the Borrower or any Subsidiary) to any Administrative Agent or any Lender in connection with the negotiation of, or compliance with, this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which they were made as of the date of this Agreement. All projections, estimates, and pro forma financial information furnished by the Borrower or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

     Section 4.8 Litigation. There is no pending or, to the knowledge of any of their executive officers, threatened litigation, arbitration, governmental investigation, inquiry, action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.

     Section 4.9 Use of Proceeds.

          (a) Advances and Letters of Credit. The proceeds of the Advances and the Letters of Credit will be used by the Borrower (i) to refinance existing Indebtedness, (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, and (iii) to support commercial paper issued by the Borrower.

          (b) Regulations. No proceeds of Advances or Letters of Credit will be used to purchase or carry any margin stock in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).

     Section 4.10 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.11 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.12 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Material Subsidiaries or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, except where contested in good faith and by appropriate proceedings and as to which adequate reserves have been established; and all taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions.

     Section 4.13 Pension Plans. No Termination Event or Reportable Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(g) or that could reasonably be expected to result in a Material Adverse Effect, and, except for matters that could not reasonably be expected to result in a Material Adverse Effect, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability that could reasonably be expected to result in a Material Adverse Effect or an Event of Default under Section 7.1(g). Except for matters that could not reasonably result in a Material Adverse Effect, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary of the Borrower has received notice that any Multiemployer Plan is insolvent or in reorganization.

     Section 4.14 Condition of Property; Casualties. The Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of material Property and assets reflected in the Borrower’s recent Consolidated financial statements provided to Administrative Agents and the Lenders as owned by the Borrower and its Subsidiaries. All material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries, taken as a whole, are and will continue to be in good repair, working order and condition, normal wear and tear excepted. Since December 31, 2004, neither the business nor the Properties of the Borrower and its Subsidiaries, taken as a whole, has been affected so to have a Material Adverse Effect, as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

     Section 4.15 Insurance. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

     Section 4.16 No Burdensome Restrictions; No Defaults.

          (a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of any Legal Requirement which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries are in default under or with respect to or have received any notice of default under any contract, agreement, lease or other instrument to which the Borrower or any of its Subsidiaries is a party and which could reasonably be expected to have a Material Adverse Effect.

          (b) No Default or Event of Default has occurred and is continuing.

     Section 4.17 Environmental Condition. Except for matters which could not reasonably be expected to have a Material Adverse Effect:

          (a) The Borrower and its Subsidiaries, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent material Environmental Claim.

          (b) None of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien (other than Permitted Liens) arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition.

          (c) Without limiting the foregoing, the liability, if any, of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.18 Permits, Licenses, etc. The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business except where the failure to so possess could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.19 Compliance with Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     Section 4.20 Existing Indebtedness. Schedule 4.20 contains a complete list of each item of Indebtedness in excess of $1,000,000 (other than the Obligations hereunder, but including any Hedging Obligations) of the Borrower and its Subsidiaries on the Effective Date in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness and the scheduled payments of such Indebtedness.

ARTICLE V
AFFIRMATIVE COVENANTS

     So long as any Obligation shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Revolving Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

     Section 5.1 Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Legal Requirements to which it may be subject; provided, however, that this Section 5.1 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

     Section 5.2 Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control. Upon the written request of US Administrative Agent, the Borrower shall deliver certificates evidencing such insurance and copies of the underlying policies to such Administrative Agent and any Lender as they are available.

     Section 5.3 Preservation of Existence, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Material Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained in this Section 5.3 shall prevent any transaction permitted by Sections 6.5 or 6.7.

     Section 5.4 Payment of Taxes, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable Legal Requirements and pay when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been established.

     Section 5.5 Visitation Rights. The Borrower will, and will cause its Material Subsidiaries to, permit any Administrative Agent or any of its agents or representatives thereof, and at any time that an Event of Default exists, any Lender or any of its agents or representatives thereof, to inspect any of the

Property, books and financial records of the Borrower and each Material Subsidiary, to examine and make copies of and abstracts from the records and books of account of the Borrower and each Material Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, any of their respective officers or directors upon reasonable prior written notice and at such reasonable times and intervals as may be mutually agreed upon by such Administrative Agent or such Lender, as applicable, and the Borrower.

     Section 5.6 Reporting Requirements. The Borrower will furnish to the Administrative Agents and each Lender:

          (a) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each quarter of each fiscal year of the Borrower, (i) to the extent not otherwise provided in the Form 10-Q for such fiscal quarter end, the unaudited Consolidated balance sheets of Borrower as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flows of the Borrower for the period commencing at the end of the previous year and ending with the end of such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by a senior financial officer of the Borrower as having been prepared in accordance with GAAP, (ii) the Form 10-Q filed with the SEC for such fiscal quarter end, and (iii) a Compliance Certificate duly executed by a Responsible Officer;

          (b) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, (i) to the extent not otherwise provided in the Form 10-K for such fiscal year end, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report for such year for the Borrower, including therein audited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, shareholders’ equity and cash flows of the Borrower for such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, and, in the case of such Consolidated financial statements certified by independent certified public accountants of recognized standing acceptable to the US Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit together with a certificate of such accounting firm to Administrative Agents and the Lenders stating that, in the course of the regular audit of the business of the Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, (ii) the Form 10-K filed with the SEC for such fiscal year end, and (iii) a Compliance Certificate duly executed by a Responsible Officer;

          (c) Securities Law Filings. Promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the SEC or sends to any shareholder of the Borrower or of any of its Subsidiaries;

          (d) Defaults. Promptly after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Material Subsidiaries, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

          (e) ERISA Notices. Except as to any matter which could not reasonably be expected to have a Material Adverse Effect, promptly (i) after the Borrower or any of its Subsidiaries knows or has reason to know that any Termination Event or Reportable Event has occurred, (ii) after receipt thereof by the Borrower or any of its Subsidiaries from the PBGC, copies of each notice received by the Borrower or any such Subsidiary of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iii) after receipt thereof by the Borrower or any of its Subsidiaries from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its Subsidiaries concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

          (f) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority directly engaged in protection of the Environment, concerning (i) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, could reasonably be expected to have a Material Adverse Effect, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, could reasonably be expected to have a Material Adverse Effect, (iii) any notice of potential responsibility under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, or (iv) the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

          (g) Other Governmental Notices or Actions. Promptly after receipt thereof by the Borrower or any of its Subsidiaries, and the knowledge of such receipt by a Responsible Officer of the Borrower or any inside counsel of the Borrower, a copy of any written notice, summons, citation, or proceeding from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

          (h) Material Litigation. Promptly after any Responsible Officer of the Borrower or any of its Subsidiaries having knowledge thereof, notice of (A) any pending or threatened litigation, claim or any other action asserting any claim or claims against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (B) the occurrence of any mandatory prepayment event, default or event of default under the Senior Note Documents, and (C) any litigation or governmental proceeding of the type described in Section 4.8;

          (i) Material Changes. Prompt written notice of any condition or event of which the Borrower or any Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to have resulted in a Material Adverse Effect; and

          (j) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Lender through an Administrative Agent may from time to time reasonably request.

     Section 5.7 Maintenance of Property. The Borrower will, and will cause each of its Material Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided, however that nothing in this Section 5.7 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Borrower or any of its Subsidiaries, as applicable, desirable in the conduct of their businesses and not materially disadvantageous to the Lenders.

     Section 5.8 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for the purposes set forth under Section 4.9. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or the Letters of Credit to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     Section 5.9 Pari Passu. The Obligations under this Agreement and the other Credit Documents of the Borrower shall rank at least pari passu with and be equally and ratably secured as the Senior Notes and all other senior unsecured Indebtedness of the Borrower.

ARTICLE VI
NEGATIVE COVENANTS

     So long as any Obligation shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Revolving Commitment, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

     Section 6.1 Liens, Etc. The Borrower will not, or permit any of its Subsidiaries to, create, assume, incur, or suffer to exist, any Lien of any kind on or in respect of any Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

          (a) Liens securing the Obligations arising under this Agreement;

          (b) Liens securing Indebtedness, including Indebtedness permitted under Section 6.2 hereof, in an aggregate principal amount at any time outstanding not to exceed 15% of the Borrower’s Consolidated Net Worth;

          (c) Liens arising in the ordinary course of business by operation of law in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain or support letters of credit in connection with) bids, performance bonds, contracts or leases to which the Borrower or its Subsidiaries are a party or other deposits required to be made in the ordinary course of business; provided, that in each case the obligation secured is not Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (d) mechanics’, workmen, materialmen, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not due or, if due, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (e) Inchoate Liens under ERISA and liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (f) Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained a stay of execution or the like pending such appeal or proceeding for review, and which would not constitute an Event of Default;

          (g) [reserved];

          (h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (b) through (g), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement and such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced;

          (i) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

          (j) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

          (k) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

          (l) encumbrances (other than to secure the payment of Indebtedness for borrowed money), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

          (m) zoning, planning and Environmental Laws and ordinances and municipal regulations;

          (n) financing statements filed by lessors of property (but only with respect to the property so leased) and Liens under any conditional sale or title retention agreements entered into in the ordinary course of business; and

          (o) rights of lessees of equipment owned by the Borrower or any of its Subsidiaries.

     Section 6.2 Indebtedness.

          (a) The Borrower will not, and will not permit any of its Subsidiaries to, incur or permit to exist any Indebtedness, unless the Borrower shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.

          (b) Notwithstanding Section 6.2(a), the aggregate principal amount of all Indebtedness of Subsidiaries of the Borrower (other than such Indebtedness owing to the Borrower or to a Subsidiary of the Borrower) shall not exceed 10% of the Borrower’s Consolidated Net Worth at any time.

     Section 6.3 Amendment of Organizational Documents; Senior Notes. The Borrower will not, and will not permit any of its Material Subsidiaries to, amend, modify or change its organizational documents or any agreement entered into by it related to its capital stock or equivalent ownership interest or enter into any new agreement related to its capital stock or equivalent ownership interest, each in any way that would reasonably be expected to materially and adversely affect any collateral, if applicable, or the Obligations or the ability of the Borrower to perform its Obligations under any Credit Document; provided that the Borrower may adopt poison pill provisions in the exercise of its reasonable business judgment. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the Senior Note Documents other than any such amendment, supplement, change or modification that could not reasonably be expected to be materially adverse to the Lenders and with respect to which the Borrower has provided to the Administrative Agents and the Lenders a copy of the amendment promptly after the effective date or the date such amendment is executed, if later.

     Section 6.4 Limitation on Certain Restrictions. The Borrower will not, nor will it permit any of its Material Subsidiaries to, directly or indirectly, create or otherwise permit to exist or become effective any restriction on the ability of any of their Subsidiaries to (i) pay dividends or make any other distributions on its capital stock, or any other interest or participation in its profits, owned by the Borrower or pay any Indebtedness owed to the Borrower, or (ii) make loans or advances to the Borrower or any of its Subsidiaries, except in either case for restrictions existing under or by reason of any applicable Legal Requirement, this Agreement and the other Credit Documents or in the Senior Note Documents and except for any restrictions existing in connection with any Subsidiary acquired by the Borrower after the Effective Date, in which case the Borrower shall either promptly cause the removal or release of any such restrictions or not advance the proceeds of any Borrowing to such Subsidiary even if otherwise permitted by this Agreement. The Borrower and its Subsidiaries shall not enter into any agreement other than this Agreement, the Credit Documents and the Senior Note Documents prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (except in connection with any Permitted Liens provided that restriction is limited to the property already subject to the Lien), or prohibiting or restricting the ability of the Borrower to amend or otherwise modify this Agreement or any Credit Document.

     Section 6.5 Merger, Consolidation or Acquisition; Asset Sales.

          (a) The Borrower will not, and will not permit any Subsidiary of the Borrower to, enter into any Acquisition unless (i) on a pro forma basis, the Borrower is in compliance with Sections 6.10 and 6.11 after giving effect to such Acquisition; and (ii) no Default or Event of Event shall have occurred and be continuing before and after giving effect to such Acquisition.

          (b) The Borrower will not, and will not permit any Subsidiary of the Borrower to, directly or indirectly, merge or consolidate with any Person (as a result of an Acquisition or otherwise) unless (i) if the Borrower is being merged or consolidated, the Borrower is the surviving entity, (ii) on a pro forma basis, the Borrower is in compliance with Sections 6.10 and 6.11 after giving effect to such merger or consolidation; and (iii) no Default or Event of Event shall have occurred and be continuing before and after giving effect to such merger or consolidation.

          (c) The Borrower and its Subsidiaries, taken as a whole, shall not sell, transfer or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of the Borrower’s and its Subsidiaries’ assets (determined on a Consolidated basis).

     Section 6.6 Restricted Payments. The Borrower will not, and will not permit any of its Material Subsidiaries to, make any Restricted Payment, except that (a) a Subsidiary of the Borrower may make a Restricted Payment to the Borrower or to another Subsidiary of the Borrower, (b) a Subsidiary of the Borrower may redeem any of its stock held by the Borrower or any Subsidiary of the Borrower, and (c) the Borrower and its Material Subsidiaries may make any other Restricted Payment if no Default has occurred and is continuing or would result therefrom.

     Section 6.7 Investments, Loans, Advances. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Indebtedness of or interests in any Person, except the following:

          (a) Liquid Investments;

          (b) receivables owing to the Borrower or its Subsidiaries created or acquired in the ordinary course of business and payable on customary trade terms of the Borrower or such Subsidiary and in compliance with the arm’s-length requirements of Section 6.8;

          (c) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (d) Hedging Transactions entered into in compliance with Section 6.2;

          (e) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases;

          (f) unsecured intercompany loans, advances and capital contributions from the Borrower to any of its Subsidiaries, from any of its Subsidiaries to the Borrower or any other such Subsidiaries except as expressly restricted hereunder;

          (g) normal and reasonable advances in the ordinary course of business to its officers and employees;

          (h) joint ventures between any foreign Subsidiary of the Borrower and any other Person;

          (i) the purchase of stock in, or an investment by a foreign Subsidiary of the Borrower in, an insurance company for the purpose of obtaining credit and political risk insurance for export sales;

          (j) the purchase or acquisition of stock in the Borrower for a Code Section 401(k) plan, Code Section 423 plan or Plan of the Borrower or any of its Subsidiaries;

          (k) as permitted by Sections 6.5 and 6.6; and

          (l) other Investments not to exceed in the aggregate 10% of the Borrower’s Consolidated Net Worth at any time.

     Section 6.8 Affiliate Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower or any purchase or acquisition of assets from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including guaranties and assumptions of obligations of an Affiliate); provided that the Borrower and its Subsidiaries (i) may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person not such an Affiliate, and (ii) the Borrower and any of its Subsidiaries may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 6.2 hereof.

     Section 6.9 Other Businesses. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any line of business other than the business in which the Borrower and its Subsidiaries, taken as a whole, is presently engaged (a “Permitted Business”).

     Section 6.10 Maximum Leverage Ratio. The Borrower will not permit its Leverage Ratio to be greater than 0.50 to 1.0 at the end of any fiscal quarter.

     Section 6.11 Minimum Interest Charge Coverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, permit the Interest Charge Coverage Ratio to be less than 3.00 to 1.00.

ARTICLE VII
REMEDIES

     Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

          (a) Payment. The Borrower shall fail to pay any principal of any Advance or any Reimbursement Obligation when the same becomes due and payable as set forth in this Agreement, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within five Business Days after the same becomes due and payable;

          (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, or (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

          (c) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Sections 5.3 or 5.6, or Article VI of this Agreement, or (ii) the Borrower shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 7.1 if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower by any Administrative Agent or any Lender or the date a Responsible Officer of the Borrower has actual knowledge of such default;

          (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Indebtedness of the Borrower or its Subsidiaries so in default (but excluding the Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Indebtedness of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.1(d), the “principal amount” of the obligations in respect of any Financial Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Financial Contract were terminated at such time;

          (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirements relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

          (f) Judgments. Any one or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (reduced for purposes of this paragraph for the amount in respect of any such judgment or order that a reputable and creditworthy insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Subsidiaries which, within 30 days from the date any such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

          (g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 1106 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any member of the Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower to any tax, penalty or other liabilities in the aggregate exceeding $50,000,000; and

          (h) Change of Control. Any Change in Control shall occur.

     Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,

          (a) the Administrative Agents (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all Obligations, including all interest, Letter of Credit Obligations, and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon all such Obligations shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

          (b) the Borrower shall, on demand of by the US Administrative Agent at the request or with the consent of the Majority Lenders under the Primary Facility, deposit with the US Administrative Agent into the Cash Collateral Account held with the US Administrative Agent an amount of cash equal to the Primary Letter of Credit Exposure as security for the Obligations to the extent the Primary Letter of Credit Obligations are not otherwise paid at such time, and

          (c) the Borrower shall, on demand of by the Norwegian Administrative Agent at the request or with the consent of the Majority Lenders under the Norwegian Facility, deposit with the Norwegian Administrative Agent into the Cash Collateral Account held with the Norwegian Administrative Agent an amount of cash equal to the Norwegian Letter of Credit Exposure as security for the Obligations to the extent the Norwegian Letter of Credit Obligations are not otherwise paid at such time.

     Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,

          (a) the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and all Obligations, including all interest, Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

          (b) to the extent permitted by law or court order, the Borrower shall deposit with the US Administrative Agent into the Cash Collateral Account held by the US Administrative Agent an amount of cash equal to the outstanding Primary Letter of Credit Exposure as security for the Obligations to the extent the Primary Letter of Credit Obligations are not otherwise paid at such time; and

          (c) to the extent permitted by law or court order, the Borrower shall deposit with the Norwegian Administrative Agent into the Cash Collateral Account held by the Norwegian Administrative Agent an amount of cash equal to the outstanding Norwegian Letter of Credit Exposure as security for the Obligations to the extent the Norwegian Letter of Credit Obligations are not otherwise paid at such time.

     Section 7.4 Cash Collateral Account.

          (a) Pledge. The Borrower hereby pledges, and grants to the US Administrative Agent for the benefit of the Primary Lenders, a security interest in all funds held in the Cash Collateral Account held by the US Administrative Agent from time to time and all proceeds thereof, as security for the payment of the Obligations, including all Primary Letter of Credit Obligations owing to any Primary Issuing Lender or any other Primary Lender due and to become due from the Borrower to any Primary Issuing Lender or any other Primary Lender under this Agreement in connection with the Primary Letters of Credit. The Borrower hereby pledges, and grants to the Norwegian Administrative Agent for the benefit of the Norwegian Lenders, a security interest in all funds held in the Cash Collateral Account held by the Norwegian Administrative Agent from time to time and all proceeds thereof, as security for the payment of the Obligations, including all Norwegian Letter of Credit Obligations owing to the Norwegian Issuing Lender or any other Norwegian Lender due and to become due from the Borrower to the Norwegian Issuing Lender or any other Norwegian Lender under this Agreement in connection with the Norwegian Letters of Credit.

          (b) Application against Letter of Credit Obligations. The US Administrative Agent may, at any time or from time to time apply funds then held in the applicable Cash Collateral Account to the payment of any Letter of Credit Obligations owing to the Primary Issuing Lenders on a pro rata basis, as shall have become or shall become due and payable by the Borrower to such Issuing Lenders under this Agreement in connection with the Primary Letters of Credit. The Norwegian Administrative Agent may, at any time or from time to time apply funds then held in the applicable Cash Collateral Account to the payment of any Letter of Credit Obligations owing to the Norwegian Issuing Lender, as shall have become or shall become due and payable by the Borrower to such Issuing Lender under this Agreement in connection with the Norwegian Letters of Credit.

          (c) Duty of Care. The US Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the US Administrative Agent accords its own property, it being understood that the US Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

     Section 7.5 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agents or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

     Section 7.6 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agents to declare the Obligations due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Obligations pursuant to Section 7.3, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this

Agreement, the Note held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agents after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including other rights of set-off) which such Lender may have.

     Section 7.7 Currency Conversion After Maturity. At any time following the occurrence of an Event of Default and the acceleration of the maturity of the Obligations owed to the Lenders hereunder, the Lenders shall be entitled to convert, with two (2) Business Days’ prior notice to the Borrower, any and all or any part of the then unpaid and outstanding Advances denominated in a Foreign Currency into Advances denominated in Dollars. Any such conversion shall be calculated so that the principal amount of the resulting Advances shall be the Dollar Amount of the principal amount of the Advance being converted on the date of conversion. Any accrued and unpaid interest denominated in such Foreign Currency at the time of any such conversion shall be similarly converted to Dollars, and such converted Advances and accrued and unpaid interest thereon shall thereafter bear interest in accordance with the terms hereof.

ARTICLE VIII
AGENCY AND ISSUING LENDER PROVISIONS

     Section 8.1 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agents by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including enforcement or collection of the Obligations), no Administrative Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of the Obligations; provided, however, that no Administrative Agent shall be required to take any action which exposes such Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable Legal Requirements.

     Section 8.2 Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (INCLUDING SUCH ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Administrative Agent: (a) may treat the payee of any Note as the holder thereof until such Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to such Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 8.3 The Administrative Agents and Their Respective Affiliates. With respect to its Revolving Commitment, the Advances made by it and the Letters of Credit issued by it, each Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an agent hereunder. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Administrative Agent in its individual capacity. Each Administrative Agent and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if such Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

     Section 8.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agents, the Arranger or any other Lender and based on the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agents, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 8.5 Indemnification. The Lenders severally agree to indemnify each Administrative Agent, the Arranger and each Issuing Lender (to the extent not reimbursed by the Borrower), according to their respective Applicable Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Administrative Agent, the Arranger or such Issuing Lender in any way relating to or arising out of this Agreement or any action taken or omitted by such Administrative Agent, the Arranger or such Issuing Lender under this Agreement or any other Credit Document (INCLUDING SUCH ADMINISTRATIVE AGENT’S, THE ARRANGER’S OR SUCH ISSUING LENDER’S OWN NEGLIGENCE), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s, the Arranger’s or such Issuing Lender’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to (a) reimburse the US Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the US Administrative Agent in connection with the preparation, execution, delivery, modification or amendment of this Agreement or any other Credit Document, to the extent that the US Administrative Agent is not reimbursed for such expenses by the Borrower and (b) reimburse the Administrative Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Administrative Agent in connection with the administration or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that such Administrative Agent is not reimbursed for such expenses by the Borrower.

     Section 8.6 Successor Administrative Agents and Issuing Lenders. Either Administrative Agent and any Issuing Lender may resign at any time by giving written notice thereof to the applicable Lenders, the other Administrative Agent, and the Borrower and may be removed at any time with or without cause by the Majority Lenders (with respect to the Primary Facility if removing the US Administrative Agent or a Primary Issuing Lender, and with respect to the Norwegian Facility if removing the Norwegian Administrative Agent or the Norwegian Issuing Lender) upon receipt of written notice from such Majority Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Majority Lenders (as to each respective Facility) shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if an Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent or Issuing Lender shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, in the case of a Primary Issuing Lender, a Primary Lender and in case of the Norwegian Issuing Lender, a Norwegian Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit issued by such Issuing Lender and outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit and the payment of all outstanding Obligations owing to such Issuing Lender. After any retiring Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

     Section 8.7 Syndication Agent; Documentation Agent. The Co-Syndication Agents and the Co-Documentation Agents shall have no duties, obligations or liabilities in its capacity as a Co-Syndication Agent or Co-Documentation Agent, as applicable. The Lenders shall have no right to replace any such agent if any such agent is no longer a Lender, and the Co-Syndication Agents and the Co-Documentation Agents shall not have the right to assign its status as a Co-Syndication Agent or Co-Documentation Agent, as applicable, to any Person.

ARTICLE IX
MISCELLANEOUS

     Section 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however,

          (a) no amendment shall increase or extend the Norwegian Commitment or Primary Commitment of any Lender without the written consent of such Lender;

          (b) no amendment shall amend the definitions of “Eligible Currency” or “Agreed Currency” (other than as contemplated within such definition) without the written consent of each Primary Lender and each Primary Issuing Lender;

          (c) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) except as provided in Section 2.15, increase or extend the aggregate Revolving Commitments of the Lenders, (ii) reduce the principal of, or interest on, the Obligations or any fees or other amounts payable hereunder or under any other Credit Document, (iii) postpone any date fixed for any payment of principal of, or interest on, the Obligations or any fees or other amounts payable hereunder, (iv) amend Section 2.14 or this Section 9.1 or any other provision of this Agreement that requires the pro rata treatment of, or action by, all the Lenders, (v) release any Lien in favor of an Administrative Agent for the benefit of the Lenders on Property of the Borrower, or (vi) amend the definition of “Majority Lenders”;

          (d) no amendment, waiver or consent shall, unless in writing and signed by the applicable Administrative Agent, the Arranger or the applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Administrative Agent, the Arranger or such Issuing Lender, as the case may be, under this Agreement or any other Credit Document, and

          (e) no waiver or consent to departure from any of the conditions specified in Section 3.1 or 3.2 shall be effective unless in writing and signed by the Majority Lenders and the US Administrative Agent.

     Section 9.2 Notices, Intralinks, Etc.

          (a) Notices. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 10000 Richmond Avenue, Houston, Texas 77042, Attention: Treasurer, with a copy to the General Counsel, Telecopy: (713) 346-7995, Telephone: (713) 346-7550; if to any Lender at its address for notices specified opposite its name on Schedule 9.2; if to the US Administrative Agent (including the delivery of a Compliance Certificate), at its address at 1740 Broadway, C7300-034, Denver, Colorado 80274, Attention: Agency Syndication (telecopy: (303) 863-5531; telephone: (303) 863-6637), with a copy to 1000 Louisiana Street, 3rd Floor, Houston, Texas 77002, Attention: Relationship Manager (telecopy: (713) 739-1087; telephone: (713) 319-1350); if to the Norwegian Administrative Agent, at its address at 0021 Oslo, Norway Attention: Turid Berg (telecopy: (+47 22949270); telephone: (+47 22473659); if a Notice of Borrowing or a Notice of Conversion or Continuation to the US Administrative Agent at the Domestic Lending Office for the US Administrative Agent specified opposite its name on Schedule 9.2; if a Notice of Borrowing or a Notice of Conversion or Continuation to the Norwegian Administrative Agent at the address designated for such notices specified opposite its name on Schedule 9.2 or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to an Administrative Agent pursuant to Article II or VIII shall not be effective until received by such Administrative Agent.

          (b) Electronic Postings. (i) The Borrower agrees that the Administrative Agents may make any material delivered by the Borrower to the Administrative Agents, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (excluding notices pursuant to Article II, collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by an Administrative Agent, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as IntraLinks, or a substantially similar electronic system customarily used by financial institutions for such purposes (the “Platform”). The Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) neither the Administrative Agents nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agents and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Administrative Agent or any of its respective Affiliates in connection with the Platform.

     (ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (A) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agents in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agents have on record an effective e-mail address for such Lender) and (B) that any Notice may be sent to such e-mail address.

     Section 9.3 No Waiver; Remedies. No failure on the part of any Lender, any Administrative Agent, or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

     Section 9.4 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the US Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including (a) all reasonable out-of-pocket costs and expenses, if any, of the US Administrative Agent, the Arranger, each Issuing Lender, and each Lender (including reasonable counsel fees and expenses of the US Administrative Agent, the Arranger, each Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents after an Event of Default has occurred and is continuing, and (b) to the extent not included in the foregoing, the costs of any Uniform Commercial Code financing statement or continuation statement, and any related title or Uniform Commercial Code search conducted subsequent to such recordation, and other costs usual and customary in connection with the taking of a Lien.

     Section 9.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agents, and when the US Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agents, the Arranger, each Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

     Section 9.6 Lender Assignments and Participations.

          (a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including all or a portion of its Norwegian Commitment and Primary Commitment, if any, the Advances owing to it, the Notes held by it, if any, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment under the Norwegian Facility shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement as a Norwegian Lender and shall involve a ratable assignment of such Lender’s Norwegian Commitment and such Lender’s Norwegian Advances, (ii) each such assignment under the Primary Facility shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement as a Primary Lender and shall involve a ratable assignment of such Lender’s Primary Commitment and such Lender’s Primary Advances, (iii) the amount of the resulting Revolving Commitment and Revolving Advances of the assigning Lender (unless it is assigning all its Revolving Commitment) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, (iv) each such assignment shall be to an Eligible Assignee, (v) the parties to each such assignment shall execute and deliver to the applicable Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the applicable Notes, if any, subject to such assignment, (vi) each Eligible Assignee shall pay to the applicable Administrative Agent a $4,000 administrative fee; and (vii) the Norwegian Administrative Agent shall promptly deliver a copy of the fully executed Assignment and Acceptance to the US Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Lender may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Lender.

          (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agents, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Register. The Administrative Agents shall maintain at its respective address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the respective Lenders and the Norwegian Commitment and Primary Commitment, if any, of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agents, the Issuing Lenders, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes, if any, subject to such assignment, the applicable Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.

          (e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it, if any); provided, however, that (i) such Lender’s obligations under this Agreement (including its Revolving Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Obligations for all purposes of this Agreement, (iv) the Borrower, the Administrative Agents, and the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Obligation in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date, and (vi) such Lender shall give prompt prior notice to the Borrower of each such participation to be sold by such Lender. The Borrower hereby agrees that participants shall have the same rights under Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 hereof as the Lender to the extent of their respective participations. Notwithstanding the foregoing, upon the receipt of notice by the Borrower of the sale of a participation by any Lender to one or more banks or other entities (other than an Affiliate of such Lender) in or to all or a portion of its rights and obligations under this Agreement (each such bank or other entity, a “Proposed Participant”), the Borrower shall have the right, but not the obligation, to select additional lenders to replace such Proposed Participant on the same terms and conditions as the Proposed Participant upon prompt written notice from the Borrower to the applicable Administrative Agent and the Lender selling such participation. The Borrower shall have ten days from the date of its receipt of notice of the proposed sale of such participation to the Proposed Participant to select replacement lenders to replace such Proposed

Participant. If the Borrower does not select any replacement lenders or does not elect to select any replacement lenders the applicable Lender may sell such participation to the Proposed Participant.

          (f) Confidentiality. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Lender. Such Lender shall promptly deliver a signed copy of any such confidentiality agreement to the Borrower.

     Section 9.7 Indemnification. The Borrower shall indemnify the Administrative Agents, the Arranger, the Lenders (including any lender which was a Lender hereunder prior to any full assignment of its Revolving Commitment), the Issuing Lenders, and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance or Letter of Credit, (ii) any breach by the Borrower of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse each Administrative Agent, the Arranger, the Issuing Lender, and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

     Section 9.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 9.9 Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 shall survive any termination of this Agreement and repayment in full of the Obligations.

     Section 9.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

     Section 9.11 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement. In the event that the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

     Section 9.12 Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.

     Section 9.13 Waiver of Jury Trial. The Borrower, the Issuing Lenders, the Swingline Lenders, the Lenders and the Administrative Agents hereby irrevocably waive any and all right to trial by jury in respect of any legal proceeding, directly or indirectly (whether sounding in tort, contract or otherwise), arising out of or relating to this Agreement, any other Credit Document, any of the transactions contemplated hereby, or the relationship established hereunder.

     Section 9.14 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the US Administrative Agent could purchase the specified currency with such other currency at any of the US Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender, any Issuing Lender or any Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Lender or such Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Lender or such Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Lender or such

Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, such Issuing Lender or such Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.14, each Lender, Issuing Lender or each Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.

     Section 9.15 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 9.16 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     Section 9.17 Entire Agreement. Pursuant to Section 26.02 of the Texas Business and Commerce Code, a loan agreement in which the amount involved in the loan agreement exceeds $50,000 in value is not enforceable unless the loan agreement is in writing and signed by the party to be bound or that party’s authorized representative.

     The rights and obligations of the parties to an agreement subject to the preceding paragraph shall be determined solely from the written loan agreement, and any prior oral agreements between the parties are superseded by and merged into the loan agreement. This written agreement and the Credit Documents, as defined in this Agreement, represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

[Remainder of page left intentionally blank]

     EXECUTED as of the date first above written.

NATIONAL OILWELL VARCO, INC.

By:	/s/ Daniel L. Molinaro

Daniel L. Molinaro
Vice President & Treasurer

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as US Administrative Agent, Lead Arranger, Sole Book
Runner and a Primary Lender

By:	/s/ Eric R. Hollingsworth

Eric R. Hollingsworth
Vice President

DNB NOR BANK ASA,
as Norwegian Administrative Agent, Co-Documentation
Agent and a Norwegian Lender

By:	/s/ Nils Fykse

Nils Fykse
Senior Vice President

By:	/s/ Stig Kristiansen

Stig Kristiansen
Vice President

COMERICA BANK
as Co-Syndication Agent and a Primary Lender

By:	/s/ Mona M. Foch

Mona M. Foch
Senior Vice President – Texas Division

Signature Page to
Amended and Restated Credit Agreement
(National Oilwell Varco, Inc.)

JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agent and a Primary Lender

By:	/s/ Dianne L. Russell

Dianne L. Russell
Vice President

THE BANK OF NOVA SCOTIA
as Co-Documentation Agent and a Primary Lender

By:	/s/ N. Bell

N. Bell
Senior Manager Loan Operations

WACHOVIA BANK NATIONAL ASSOCIATION
as a Primary Lender

By:	/s/ Rotcher Watkins

Rotcher Watkins
Managing Director

BARCLAYS BANK PLC
as a Primary Lender

By:	/s/ Nicholas Bell

Nicholas Bell
Director

Signature Page to
Amended and Restated Credit Agreement
(National Oilwell Varco, Inc.)

CREDIT SUISSE, Cayman Islands Branch, as a
Primary Lender

By:	/s/ Vanessa Gomez

Vanessa Gomez
Vice President

By:	/s/ Karim Blasetti

Karim Blasetti
Associate

THE BANK OF NEW YORK
as a Primary Lender

By:	/s/ Raymond J. Palmer

Raymond J. Palmer
Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD.,
HOUSTON AGENCY, as a Primary Lender

By:	/s/ Kelton Glasscock

Kelton Glasscock
Vice President & Manager

Signature Page to
Amended and Restated Credit Agreement
(National Oilwell Varco, Inc.)

Schedule 1.1(a)

Revolving Commitments

	Norwegian	Primary
Lender	Commitment	Commitment
Wells Fargo Bank, National Association	$0.00	$72,000,000.00
DnB NOR Bank ASA	$60,000,000.00	$0.00
Comerica Bank	$0.00	$57,000,000.00
JPMorgan Chase Bank, N.A.	$0.00	$57,000,000.00
The Bank of Nova Scotia	$0.00	$57,000,000.00
Wachovia Bank National Association	$0.00	$57,000,000.00
Barclays Bank PLC	$0.00	$35,000,000.00
Credit Suisse, Cayman Islands Branch	$0.00	$35,000,000.00
The Bank of New York	$0.00	$35,000,000.00
The Bank of Tokyo-Mitsubishi	$0.00	$35,000,000.00
TOTAL:	$60,000,000.00	$440,000,000.00